Exhibit 10.58
ASSIGNMENT AND ASSUMPTION OF LEASE
This Assignment and Assumption of Lease (this "Agreement"), dated as of January 11, 2013 is by and between eBioscience, Inc., a California corporation having a place of business at 10255 Science Center Drive, San Diego, California 92121 ("Assignor"), and Sequenom, Inc., a Delaware corporation having a place of business at 3595 John Hopkins Court, San Diego, California 92121 ("Assignee").
RECITALS
A.Assignor is the tenant under that certain Lease Agreement dated as of April 27, 2009 (the "Lease"), between BMR-10240 Science Center Drive LP, a Delaware limited partnership ("Landlord," formerly known as BMR-10240 Science Center Drive LLC), as landlord and successor-in-interest to TC Torrey Pines, LLC, a Delaware limited liability company; and Assignor, as tenant, for the building with a street address of 10240 Science Center Drive, San Diego, California 92121, and the land on which the building is located (the "Premises").
B.Assignor desires to assign its right, title and interest in, to and under the Lease and the Premises to Assignee, and Assignee desires to accept such assignment upon and subject to all of the terms and conditions hereinafter set forth.
C.Landlord is willing to consent to the Assignment on the terms and conditions contained herein.
D.All defined terms not otherwise expressly defined herein shall have the respective meanings given in the Lease.
AGREEMENT
1.Assignment and Assumption. Effective as of the Effective Date (as defined below), Assignor hereby assigns to Assignee all of its right, title and interest in, to and under the Lease and the Premises (including all of Assignor's right, title, and interest in and to any prepaid rents and security deposits as have been paid by Assignor pursuant to the Lease), and Assignee hereby accepts such assignment, assumes all of Assignor's obligations under the Lease which arise on or after the Effective Date, agrees to be bound by all of the provisions thereof and to perform all of the obligations of the tenant thereunder on and after the Effective Date hereof. Such assignment and assumption is made upon, and is subject to, all of the terms, conditions and provisions of this Agreement.
The assignment of the Lease will take effect on the date (“Effective Date”) which is the later of (i) the date upon which Assignor surrenders and delivers the Premises to Assignee in the condition required by this Agreement and (ii) February 1, 2013. In the event the Effective Date does not occur on or before February 15, 2013, for any reason other than a delay caused by Assignee, then Assignor will pay to Assignee an amount equal to the daily Basic Rent for

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the Premises for each day beyond February 15, 2013 that the Effective Date is delayed. In addition, in the event the Effective Date does not occur on or before March 15, 2013, for any reason other than a delay caused by Assignee, Assignee will have the right to terminate this Agreement by delivery of written notice to Assignor, in which event this Agreement will terminate and be of no further force and effect and neither party will have any further liability to the other, except that Assignor will promptly refund to Assignee any monies paid to Assignor pursuant to this Agreement. In the event Assignee does not terminate this Agreement pursuant to the foregoing, then after March 15, 2013, Assignor will pay to Assignee an amount equal to 1.25 times the daily Basic Rent for the Premises for each day beyond March 15, 2013 that the Effective Date is delayed. The parties acknowledge that the foregoing amounts are a fair and reasonable estimate of damages likely to be suffered by Assignee in the event of a late delivery of the Premises, the exact amount of which will be extremely difficult to ascertain.

2.Rental Payment. Promptly after the Effective Date, Assignee will reimburse Assignor an amount equal to the pro rata Basic Rental previously paid by Assignor to Landlord which is attributable to the period from the Effective Date through the end of the calendar month in which the Effective Date occurs.
3.Effectiveness Contingencies. Assignor and Assignee expressly acknowledge and agree that this Agreement is subject to:
i.Assignor entering into that certain lease agreement for approximately 20,000 square feet of space in San Diego prior to January 15, 2013;
ii.Assignor and Assignee delivering to Landlord written notification of the completion of (i) above, which notice will also confirm the date which is the Effective Date, within five (5) business days after the Effective Date; and
iii.Landlord's signature evidencing its consent to this Agreement as set forth at the end of this Agreement and Landlord's execution and delivery to Assignee of a Landlord Estoppel in a form reasonably acceptable to Assignee stating that the Lease is in full force and effect and there are no existing defaults by either party and confirming factual matters, which Landlord signatures must be delivered within ten (10) days after the date of execution of this Agreement.
In the event any of the foregoing contingencies are not satisfied by the dates set forth above, then either party may terminate this Agreement by providing written notice to the other at any time prior to the satisfaction of such contingencies, and in the event this Agreement is so terminated, Assignor will return to Assignee any funds paid to Assignor on account of this Agreement.
4.Condition of Premises. The Premises shall be delivered by Assignor to Assignee broom clean and free of Assignor's personal property (other than the “FF&E” as defined below) and otherwise in "As Is" condition with all built in cabinets, book shelves, appliances, and all other leasehold improvements located thereon remaining in place. Notwithstanding the foregoing, Assignor will ensure that all Building Systems and the Leased

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Personal Property are in good working order as of the Effective Date. Assignor will remove all of Assignor's Signage and repair any damage caused by such removal within a reasonable time after the Effective Date (not to exceed 30 days, and Assignee will cooperate with Assignor in such removal). As of the Effective Date, Assignor will have satisfied its obligations under Section 24(w) of the Lease relating to the surrender of the Premises free of Hazardous Materials and represents and warrants to Assignee that Assignor has not caused or allowed any Hazardous Materials to be released or otherwise placed on or under the Premises in violation of the Lease and the Premises were not used for laboratory purposes at any time during Assignor's occupancy.
5.Operating Expenses. Assignor will promptly pay to Landlord (or Assignee, as applicable) the amount of any Additional Rent charged by Landlord and attributable to the period prior to the Effective Date (e.g., any amounts billed due to the Operating Cost reconciliation for the calendar year 2012). Assignee may elect to pay such Additional Rent and seek reimbursement from Assignor for such amounts, and if such Additional Rent is not reimbursed within thirty (30) days after invoicing, such amount will bear interest at the Default Rate until paid.
6.Estoppel Agreement. Assignor hereby represents and warrants to Assignee that:
i.The Lease is in full force and effect and has not been modified, supplemented or amended in any way.
ii.It is not aware of any defaults under the Lease that have not been cured, and knows of no events or circumstances which, with notice or the passage of time or both, would constitute a default under the Lease.
iii.The Term of the Lease is currently scheduled to expire on July 31, 2015.
iv.Monthly Basic Rent is currently payable at the rate of $123,861 and is paid through the end of the calendar month in which this Agreement is executed.
v.Landlord currently holds a Security Deposit in the amount of $129,783.
vi.Assignor has not previously assigned, sublet or otherwise transferred its interest in the Lease.
vii.Landlord has not provided notice to Assignee that it will require the removal of any alteration or improvement installed in the Premises prior to the date of this Agreement.
viii.Assignor represents that it has not performed any alterations or improvements in the Premises without first obtaining Landlord's prior consent (except for cosmetic improvements for which no consent was required pursuant to the terms of the Lease).

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7.Furniture, Fixtures and Equipment. As part of the consideration for Assignee's agreement to enter into this Agreement, Assignor and Assignee have agreed that Assignor will transfer to Assignee certain furniture, fixtures and equipment (“FF&E”) as of the Effective Date of this Agreement. Such FF&E is outlined on Schedule 1 to the Bill of Sale attached hereto as Exhibit A and Assignor will execute and deliver the Bill of Sale to Assignee on or before the Effective Date. All FF&E is located in the Premises except for the items listed under the Miscellaneous category of Schedule 1 to Exhibit A attached hereto, starting with “Cubicle Walls,” all of which is currently located in the garage of the building occupied by Assignor at 10255 Science Center Drive, and Assignee will move such items to the Premises within thirty (30) days after the Effective Date. In the event this Agreement is terminated prior to Assignee's occupancy of the Premises (e.g., by failure of a condition precedent), Assignee will reconvey the FF&E to Assignee. Assignor will obtain a written statement signed by an authorized representative of General Electric Capital Corporation (“GE”) waiving and releasing any interest GE has or may have in the FF&E, which statement will be delivered to Assignee within ten (10) business days after the date of full execution and delivery of this Agreement. Within five (5) days after receipt of the GE release, Assignee will deliver to Assignor a check for $129,783 representing reimbursement of the security deposits paid by Assignor pursuant to the Lease. In addition to the FF&E, Assignee will have the right to use throughout the remaining Term of the Lease certain FF&E located within the Premises, as outlined in Exhibit B, which is the property of Landlord and will be surrendered to Landlord upon the expiration of the Lease.
8.Assignee as Tenant. Assignee by this Agreement becomes entitled to and assumes all right, title, interest and obligations of Assignor in and to the Lease arising on and after the Effective Date. Assignee shall be liable to Landlord for performing all of Tenant's obligations pursuant to the Lease to the extent arising on or after the Effective Date. As of the Effective Date of this Agreement, the term “Tenant,” as used in the Lease, shall refer to Assignee. Nothing herein will be deemed a release of Assignor from its obligations under the Lease.
9.Indemnification.
i.Assignor shall indemnify and hold Assignee harmless from any and all claims, demands, causes of action, losses, costs (including, without limitation, reasonable court costs and attorneys' fees), liabilities and damages of any kind or nature whatsoever that Assignee may sustain by reason of Assignor's breach or non-fulfillment (whether by action or inaction) at any time of any covenant or obligation under the Lease to be performed by Assignor at any time prior to the Effective Date or under this Agreement.
ii.Assignee shall indemnify and hold Assignor harmless from any and all claims, demands, causes of action, losses, costs (including, without limitation, reasonable court costs and attorneys' fees), liabilities and damages of any kind or nature whatsoever that Assignor may sustain by reason of Assignee's breach or non-fulfillment (whether by action or inaction) at any time of any covenant or obligation under the Lease or this Agreement to be performed by Assignee at any time on and after the Effective Date.
iii.The indemnification obligation under this Section shall be conditioned upon the indemnified party giving notice to the indemnifying party promptly after

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the indemnified party receives notice of the claim and shall survive the expiration or termination of the Lease.
10.Default By Landlord. Assignor shall not be liable to Assignee for Landlord's failure to perform any of Landlord's obligations under the Lease, nor shall Assignor have any obligation to perform the same or to bring legal proceedings or take any other action against Landlord to assure performance of Landlord's obligations under the Lease. Assignee's enforcement of the Lease against Landlord shall be at the sole expense of Assignee, and Assignee shall indemnify Assignor against all costs and expenses, including, but not limited to, reasonable attorneys' fees, which may be incurred by Assignor in connection with any claim, action or proceeding so undertaken by Assignee and arising solely out of an act or omission of Landlord. Any amount of recovery obtained by Assignee in such an action shall be the property of Assignee, except that Assignor shall be compensated therefrom for any damages sustained by Assignor as a consequence of such default or breach on the part of Landlord (provided Assignor's damages were not caused or contributed to by any act or omission of Assignor).
11.Landlord's Consent Fees. Subject to Section 10(c) of the Lease, Assignor and Assignee agree to split any fees charged by Landlord in granting its consent to this Agreement, if any.
12.Brokers. Assignor covenants and agrees that under no circumstances shall Landlord or Assignee be liable for any brokerage commission or other charge or expense in connection with the Assignment and Assignor agrees to protect, defend, indemnify and hold Landlord and Assignee harmless from the same and from any cost or expense (including, but not limited to, attorney's fees) incurred by Landlord or Assignee in resisting any claim for any such brokerage commission. The parties acknowledge that Studley, Inc. represented Assignee and CB Richard Ellis, Inc., represented Assignor in connection with this Agreement, and any fee to be paid to the brokers listed above shall be paid by Assignor pursuant to a separate agreement (provided that the fees payable to Studley, Inc. are agreed to be 2% of the gross rental payments for the Term of the Lease). Landlord's broker will not be entitled to any commission in connection with this Agreement.
13.Further Assurances. Assignor and Assignee hereby covenant that each will, at any time and from time to time upon request by the other, and without the assumption of any additional liability thereby, execute and deliver such further documents and do such further acts as such party may reasonably request in order to fully effect the purpose of this Agreement.
14.Enforcement by Landlord. The provisions of this Agreement shall inure to the benefit of and be enforceable by Landlord.
15.Successors. The provisions of this Agreement shall be binding upon, and shall inure to the benefit of, each of the parties hereto and to their respective successors, transferees and permitted assigns pursuant to the Lease.
16.Construction. The parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be

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construed against either party by reason of the extent to which such party or its professional advisors participated in the preparation of this Agreement.
17.    Headings. The headings of the paragraphs of this Agreement are inserted solely for convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any terms or provision hereof.
18.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute but one and the same agreement.
19.Governing Law. This Agreement will in all respects be governed by and interpreted in accordance with the laws of the State of California, without reference to its conflict of law provisions. The parties hereby agree that all disputes arising out of this Agreement will be subject to the exclusive jurisdiction of and venue in the federal and state courts located in the County of San Diego, State of California. Each party hereby consents to the personal and exclusive jurisdiction and venue of these courts.
20.Attorneys' Fees. If any action or proceeding shall be commenced to enforce this Agreement or any right arising in connection with this Agreement, the prevailing party in such action or proceeding shall be entitled to recover reasonable attorneys' fees, costs and expenses incurred by such prevailing Party in connection with such action or proceeding.
21.Entire Agreement. This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties hereto with respect thereto. This Assignment may not be altered, amended, changed, terminated or modified in any respect or particular, unless the same shall be in writing and signed by the party to be charged and unless such amendment has been approved in writing by Landlord.
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IN WITNESS WHEREOF, Assignor and Assignee have caused their duly authorized representatives to execute this Agreement as of the date first above written.
"Assignor":
eBioscience, Inc.,
a California corporation

By:    /s/ Don Tartre
Don Tartre, SVP & General Manager

"Assignee":
Sequenom, Inc.,
a Delaware corporation

By: /s/ Paul Maier

Landlord hereby consents to the Assignment; provided, however, such consent is granted by Landlord only upon the terms and conditions set forth in this Agreement. This Agreement shall not be construed to waive any of Landlord's rights or remedies under the Lease or to enlarge or increase any obligations of Landlord under the Lease.
"Landlord":
BMR-10240 Science Center Drive LP,
a Delaware limited partnership

By:    /s/ Kevin Simonsen

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Exhibit A

BILL OF SALE
FOR VALUE RECEIVED, eBioscience, Inc., a California corporation ("Seller"), hereby sells, assigns, transfers and delivers to Sequenom, Inc., a Delaware corporation ("Buyer"), effective as of 11:59 p.m. (Pacific Time) on February 1, 2013 (the "Effective Date"), all of the personal property described in Schedule 1 attached hereto and incorporated herein by this reference (the "Personal Property").
Seller hereby represents and warrants that (i) it is the owner of the Personal Property, and the Personal Property is not subject to any liens, encumbrances or claims of any kind, (ii) the transfer of the Personal Property to Buyer does not, and shall not, require the consent of any third party, and (iii) Seller has the legal power, right and authority to transfer the Personal Property to Buyer.
Except as set forth above, this Bill of Sale is made without any covenant, warranty or representation by, or recourse against, Seller, and Buyer hereby releases Seller from and against any liability or claim therefor relating to the Personal Property transferred hereby except as a result of the breach of any representation and warranty expressly set forth above. By acceptance of this Bill of Sale, Buyer specifically acknowledges that Buyer is not relying on any representations or warranties of any kind or nature whatsoever, whether oral or written, express, implied, statutory or otherwise, from Seller, including, without limitation, any covenant, representation or warranty regarding or relating to (a) the operation of the Personal Property; (b) the merchantability or fitness of any item of the Personal Property for a particular purpose; or (c) the physical condition of the Personal Property.
This Bill of Sale shall be governed by, interpreted under, construed under, and enforceable in accordance with the laws of the State of California.
IN WITNESS WHEREOF, Seller has executed and delivered this Bill of Sale to Buyer as of the date set forth below, which Bill of Sale (and the transfer of the Personal Property to Buyer) shall be effective as of the Effective Date.

SELLER:	eBioscience, Inc.,
a California corporation

By: /s/ Don Tartre
Name: Don Tartre
Title: SVP and General Manager
Date: January 11, 2013

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SCHEDULE 1
PERSONAL PROPERTY

Desk Chairs: 51
Desks for Private Offices: 44
Private Office Work/Guest Tables: 12
Private Office Bookshelves: 17
Private Office Guest Chairs: 42
Private Office Credenzas: 5
Private Office Filing Cabinets: 2
2 - Drawer Lateral File Cabinets: 20
3 - Drawer Lateral File Cabinets: 2
Small Conference Tables: 3
Medium Conference Tables 1
Large Conference Table: 1
Conference Room Chairs: 47
Lunch Room: 3 tables, 4 chairs
Reception Area: 1 reception desk and chair
Secretarial Work Station: 1
Computer/IT Room: 8 server racks, 24 batteries
Workstations: 24
Workstation Drawer File Cabinets: 52
Miscellaneous:

•	Card Access/Security System

•	Trash Cans (~55)

•	Cubical Walls

◦	5' x 3': 110

◦	5' x 2': 30

◦	5' x 4': 3

◦	5' x 5': 17

•	Drawers/Filing Cabinet/Overhead Storage

◦	(2 drawer) Under desk mounted: 10

◦	(2 drawer) Under desk self-standing: 2

•	Overhead storage: 3

•	Cubical Desks

◦	2' X 3' (center): 8

◦	2' x 3' (return): 10

◦	2' x 2' (return): 5

◦	2' x 4' (return): 3

•	Wall Mounted Desk Parts

◦	2 ½' x 3 ½ (center): 5

◦	2 1/2 x 2 ½ (return): 8

◦	2 1/2 x 3 ½ (return): 8

•	Arms: 2 boxes

•	Connecting rods, corners , middle attachments, electrical: 7, 32 gallon trash cans

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Exhibit B

Landlord FF&E
LEASED PERSONAL PROPERTY

1)	All security computers located in room #1000A

2)	All tables in ground floor conference room #1020

3)	All computer racks located in room #1038

4)	All communication racks located in room #1028, 1013, 2009

5)	UPS unit located in room #1012

6)	Refrigerators located in rooms #1011, 1083, 2038

7)	Two Conference room screens located in room #2001

8)	All white boards and cork boards located throughout the building in various offices

7744458v.8

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LEASE AGREEMENT BETWEEN

TC TORREY PINES, LLC,

AS LANDLORD

AND

eBIOSCIENCE, INC.

AS TENANT

10240 SCIENCE CENTER DRIVE
SAN DIEGO, CALIFORNIA

BASIC LEASE NFORMATION

Lease Date:	April 27, 2009
Landlord:	TC TORREY PINES, LLC, a Delaware limited liability company
Tenant:	eBIOSCIENCE, INC., a California corporation
Premises:
An approximately 49,347 Rentable square foot building (although Landlord makes no representation as to the actual size of the Building or the Land) with a street address of 10240 Science Center Drive, San Diego, California (the "Building"), including approximately 1.5 acres of land on which the Building is located (the "Land”) and including both surface and subterranean parking areas (all of the foregoing constitutes the "Premises"). The Premises are outlined on the plan attached to this Lease as Exhibit A.

Term:
Seventy-three (73) full calendar months, starting on the Commencement Date and ending at 11:59 p.m. Pacific Time on the Expiration Date, subject to extension  or earlier termination as provided in this Lease (the "Term"). As used herein, a "Lease Year" means each consecutive twelve (12) month period commencing on July 1 and ending on the succeeding June 30, except that the last Lease Year shall end on July 31, 2015.

Commencement Date:	July 1, 2009 (the "Commencement Date")
Expiration Date:	July 31, 2015 (the "Expiration Date")
Basic Rent:	"Basic Rent" shall be the following amounts for the following periods of time:
	Lease Year	Monthly Basic Rent
	July 1, 2009	$-0-
	July 1, 2010	$114,979
	July 1, 2011	$120,407
	July 1, 2012	$123,861
	July 1, 2013	$127,315
	July 1, 2014	$129,783

Tenant shall pre-pay Landlord an amount totaling One Hundred Fourteen Thousand Nine Hundred Seventy-Nine Dollars ($114,979) upon full execution of this Lease, which shall be applied towards the Monthly Basic Rent payment for the thirteenth (13th) month of the Term

Security Deposit:	One Hundred Twenty-Nine Thousand Seven Hundred Eighty-Three Dollars ($129,783), payable upon full execution of this Lease (the "Security Deposit").
Rent:	Basic Rent, Additional Rent (as defined in this Lease), and all other sums that Tenant may owe to Landlord or otherwise be required to pay under this Lease (collectively or individually "Rent")

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Permitted Use:
General office and laboratory use (such laboratory use to be limited to Tenant's business operations as they exist on the date of full execution of this Lease or any reasonably comparable uses, and for no other purpose without the Landlord's consent, which may not be unreasonably withheld or delayed.

Liability Insurance Amount	Two Million Dollars ($2,000,000)
Tenant's Address for Notices:	Prior to the Commencement Date: eBIOSCIENCE, INC. 10255 Science Center Drive San Diego, CA 92121 Attention: Todd R. Nelson Telephone: 858-784-5012 Facsimile : 858-642-2046 Email: todd.nelson@ebioscience.com	After the Commencement Date: eBIOSCIENCE, INC. 10240 Science Center Drive San Diego, CA 92121 Attention: Todd R. Nelson Telephone: 858-784-5012 Facsimile : 858-642-2046 Email: todd.nelson@ebioscience.com
	With Copy To:	With Copy To:
	Richard M. Wirtz Wirtz Hellen Kamp LLP 12760 High Bluff Drive, Suite 300 San Diego, California 92130 Telephone: 858.259.5009 Facsimile: 858.259.6008 E-Mail: rwirtz@wirtzlaw.com	Richard M. Wirtz Wirtz Hellen Kamp LLP 12760 High Bluff Drive, Suite 300 San Diego, California 92130 Telephone: 858.259.5009 Facsimile: 858.259.6008 E-Mail: rwirtz@wirtzlaw.com
Landlord's Address for Notices:	TC Torrey Pines, LLC c/o Trammell Crow Company 2001 Ross Avenue, Suite 3400 Dallas, Texas 75201 Attention: Asset Manager Telephone: 214.979.6100 Facsimile: 214.863.4100 E-Mail: mhill2@trammellcrow.com
Landlord's Address for Payments:	TC Torrey Pines, LLC c/o Trammell Crow Company 2001 Ross Avenue, Suite 3400 Dallas, Texas 75201 Attention: Asset Manager Telephone: 214.979.6100 Facsimile: 214.863.4100 E-Mail: mhill2@trammellcrow.com

The foregoing Basic Lease Information (the “Basic Lease Information”) is incorporated into and made a part of this Lease. If any conflict exists between any Basic Lease Information and the other provisions of this Lease, then the other provisions of this Lease shall control.

TABLE OF CONTENTS

Page No.

1.	Definitions and Basic Provisions 1

2.	Lease Grant 1

3.	Tender of Possession; Early Occupancy 1

4.	Rent 1

(a)	Payment 1

(b)	Operating Costs; Taxes 2

(c)	Taxes 3

5.	Delinquent Payments; Late Charges 3

6.	Security Deposit 3

7.	Services and Utilities 4

(a)	Landlord Obligations 4

(b)	Tenant Obligations 4

(c)	Security 4

(d)	Interruption of Utilities or Services 4

8.	Improvements; Alterations; Repairs; Maintenance 4

(a)	Improvements; Alterations 4

(b)	Repairs; Maintenance 5

(c)	Performance of Work 6

(d)	Mechanic's Liens 6

9.	Use 6

10.	Assignment and Subletting 7

(a)	Transfers 7

(b)	Consent Standards 7

(c)	Request for Consent 7

(d)	Conditions to Consent 7

(e)	Attornment by Subtenants 7

(f)	Cancellation 8

(g)	Additional Compensation 8

(h)	Permitted Transfers 8

11.	Insurance; Waivers; Subrogation; Indemnity 9

(a)	Tenant's Insurance 9

(b)	Landlord's Insurance 9

(c)	No Subrogation; Waiver of Property Claims 9

(d)	Indemnity 10

12.	Subordination; Attornment; Notice to Landlord's Mortgagee 10

(a)	Subordination 10

(b)	Attornment 10

(c)	Notice to Landlord's Mortgagee 11

(d)	Landlord's Mortgagee's Protection Provisions 11

13.	Condemnation 11

(a)	Total Taking 11

(b)	Partial Taking - Tenant's Rights 11

(c)	Partial Taking - Landlord's Rights 11

(d)	Temporary Taking 11

(e)	Award 12

14.	Fire or Other Casualty 12

(a)	Repair Estimate 12

(b)	Tenant's Rights 12

(c)	Landlord's Rights 12

(d)	Repair Obligation 12

(e)	Abatement of Rent 13

15.	Personal Property Taxes 13

16.	Events of Default 13

(a)	Default 13

(b)	Intentionally Omitted 13

(c)	Estoppel 13

(d)	Insurance 13

(e)	Mechanic's Liens 13

(f)	Other Defaults 13

(g)	Insolvency 14

17.	Remedies 14

18.	Payment by Tenant; Non-Waiver; Cumulative Remedies 15

(a)	Payment by Tenant 15

(b)	No Waiver 15

(c)	Cumulative Remedies 15

(d)	Landlord's Cure 15

19.	Intentionally Omitted 16

20.	Surrender of Premises 16

21.	Holding Over 16

22.	Certain Rights Reserved by Landlord 16

(a)	Building Operations 16

(b)	Prospective Purchasers and Lenders 16

(c)	Prospective Tenants 16

23.	Landlord Representations and Warranties 16

24.	Miscellaneous 17

(a)	Landlord Transfer 17

(b)	Landlord's Liability 17

(c)	Force Majeure 17

(d)	Brokerage 17

(e)	Estoppel Certificates 17

(f)	Notices 18

(g)	Separability 18

(h)	Amendments; Binding Effect 18

(i)	Quiet Enjoyment 18

(j)	No Merger 18

(k)	No Offer 18

(l)	Entire Agreement 18

(m)	Intentionally Omitted 18

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(n)	Governing Law 18

(o)	Recording 19

(p)	Water or Mold Notification 19

(q)	Joint and Several Liability 19

(r)	Financial Reports 19

(s)	Intentionally Omitted 19

(t)	Attorneys' Fees 19

(u)	Intentionally Omitted 19

(v)	Authority 19

(w)	Hazardous Materials 19

(x)	Prohibited Persons and Transactions 22

(y)	Time is of the Essence 22

25.	Other Provisions 22

(a)	Renewal Option 22

(b)	Signage 22

(c)	Access 22

(d)	Parking 22

(e)	Transportation Management 22

(f)	Modification of Lease for Landlord's Mortgagee 23

(g)	Exhibits 23

Exhibit A - Outline of Premises
Exhibit B - Confirmation of Commencement Date
Exhibit C - Form of Tenant Estoppel Certificate
Exhibit D - Renewal Option
Exhibit E - Approved Vendors List
Exhibit F - Leased Personal Property

LIST OF DEFINED TERMS

Page No.
Additional Rent    2
Advocate Arbitrators    2
Affiliate    1
Arbitration Agreement    2
Award    2
Basic Lease Information    iii
Basic Rent    i
Briefs    2
Building    i
Building's Structure    1
Building's System    1
Casualty    12
Commencement Date    i
Comparable Area    3
Comparable Buildings    3
Damage Notice    12
Default Rate    3
Disabilities Acts    6
Environmental Laws    19
Event of Default    13
Exercise Conditions    1
Exercise Notice    1
First Rebuttals    2
GAAP    9
Haz Mat Documents    21
Hazardous Material(s)    19
Hazardous Materials List    21
Including    1
Initial Liability Insurance Amount    ii
Intention to Transfer Notice    8
Land    i
Landlord    1
Landlord's Initial Statements    2
Landlord's Mortgagee    10
Landlord's Option Rent Calculation    1
Landlord's Rebuttal Statement    2
Law    1
Laws    1
Lease    1
Lease Year    i
Leased Personal Property    1
Loss    10
Market Rent    1
Mortgage    10
Neutral Appraiser    2
Neutral Arbitrator    2
OFAC    22
Operating Costs    2
Option    1
Option Rent    1
Option Term    1
Outside Agreement Date    1

Permitted Transfer    8
Permitted Transferee    8
Permitted Use    ii
Premises    i
Proposition 13    3
Rent    i
Repair Period    12
Review Period    2
Second Rebuttals    2
Security Deposit    i
Taking    11
Tangible Net Worth    9
Taxes    3
Tenant    1
Tenant Party    1
Tenant Response Date    1
Tenant Response Notice    1
Tenant's Initial Statements    2
Tenant's Option Rent Calculation    1
Tenant's Rebuttal Statement    2
Term    i
Transfer    7

LEASE

This Lease Agreement (this "Lease") is entered into as of the date set forth in the Basic Lease Information between TC TORREY PINES, LLC, a Delaware limited liability company (''Landlord''), and eBIOSCIENCE, INC., a California corporation ("Tenant").

1.Definitions and Basic Provisions. The definitions and other provisions set forth in the Basic Lease Information are incorporated herein by reference for all purposes. Additionally, the following terms shall have the following meanings when used in this Lease: "Affiliate" means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the party in question; "Building's Structure" means the Building's (including the subterranean parking structure's) exterior walls (excluding plate glass windows), roof, elevator shafts, footings, foundations, structural portions of loadbearing walls, structural floors and sub floors, and structural columns and beams; "Building's Systems" means the Building's HVAC, fire and life-safety, plumbing, electrical, and mechanical systems and the elevator(s); "Leased Personal Property" means the personal property identified on Exhibit F hereto; "including" means including, without limitation; "Laws" means all federal, state, and local laws, ordinances, rules and regulations, all court orders, governmental directives, and governmental orders and all interpretations of the foregoing, and all restrictive covenants of record affecting the Premises, and "Law" means any of the foregoing; and "Tenant Party" means any of the following persons: Tenant; any assignees claiming by, through, or under Tenant; any subtenants claiming by, through, or under Tenant; and any of their respective agents, contractors, employees, licensees, guests and invitees.

2.Lease Grant. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises and the Leased Personal Property, for the Term.

3.Tender of Possession; Early Occupancy.

(a)     Landlord and Tenant presently anticipate that possession of the Premises will be tendered to Tenant in the condition required by this Lease on the Commencement Date. If Landlord is unable to tender possession of the Premises in such condition to Tenant by the Commencement Date, then (a) the validity of this Lease shall not be affected or impaired thereby, (b) Landlord shall not be in default hereunder or be liable for damages therefor, and (c) Tenant shall accept possession of the Premises when Landlord tenders possession thereof to Tenant. Prior to occupying the Premises, Tenant shall execute and deliver to Landlord a letter substantially in the form of Exhibit B hereto confirming (i) the Commencement Date and the Expiration Date, (ii) that Tenant has accepted the Premises, and (iii) that Landlord has performed all of its obligations with respect to the Premises to be performed as of the Commencement Date; however, the failure of Tenant to-execute such letter shall not defer the Commencement Date or otherwise invalidate this Lease. Notwithstanding the foregoing, if Landlord fails to deliver possession of the Premises in the condition required by this Lease within sixty (60) days after the Commencement Date, Tenant may immediately cancel this Lease by giving Landlord notice of cancellation, provided that such notice is given within ten (10) business days after the expiration of such sixty (60) day period, and if such notice is not given within such period, Tenant's right to cancel this Lease as a result of a delay in the Commencement Date shall lapse. In the event of such cancellation, any Security Deposit and prepaid Basic Rent shall be returned to Tenant within fifteen (15) days after receipt of Tenant's notice of cancellation, and neither party shall have further rights or obligations hereunder.

(b)    At any time after the full execution of this Lease, provided that Tenant has satisfied the provisions of Section 11(a) regarding insurance coverage, Tenant shall, upon request, be afforded access to the Premises to commence its initial construction of improvements (which construction shall be subject to the provisions of this Lease). Such early occupancy shall not affect the Term or advance the Commencement Date, but shall be subject to all of the provisions of this Lease (as if the date of early possession were the Commencement Date) other than those requiring the payment of Basic Rent or Additional Rent.

4.Rent.

(a)     Payment. Tenant shall timely pay Rent to Landlord, without notice or demand, and without deduction, abatement, counterclaim or set off unless related to uncured non-performance under Sections 8(b) and 23, by good and sufficient check at Landlord's address provided for in this Lease, or in another reasonable manner (such as wire transfer into a lock-box required by Landlord's Mortgagee (as defined herein)) or to another address specified by Landlord, and shall be accompanied by all applicable state and local sales or use taxes, if any. The obligations of Tenant to pay Basic Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Basic Rent shall be payable monthly in advance. The monthly installment of Basic Rent for the thirteenth (13th) month of the Term shall be payable contemporaneously with the execution of this Lease; thereafter, Basic Rent shall be payable on the first (1st) day of each month beginning on the first (1st day of the fourteenth (14th) month of the Term. The monthly Basic Rent for any partial month at the beginning of the Term shall equal the product of 1/365 of the annual Basic Rent in effect during the partial month and the number of days in the partial month and shall be due on the Commencement Date. Payments of Basic Rent for any partial calendar month at the end of the Term shall be similarly prorated. Tenant shall pay Additional Rent (as defined below) at the same time and in the same manner as Basic Rent.

(b) Operating Costs; Taxes.

(i)     Tenant shall pay to Landlord all Operating Costs (as such term is defined herein) which accrue during the Term ("Additional Rent", which term also includes Taxes, as defined in Subparagraph (c)), commencing with the seventh (7th) month after the Commencement Date. Payments of Additional Rent shall be due and payable within ten (10) business days after receipt of an invoice from Landlord.

(ii)     The term "Operating Costs" means (a) capital improvements made in order to comply with any Law promulgated after the Commencement Date by any governmental authority or any interpretation hereafter rendered with respect to any existing Law, as amortized using a commercially reasonable interest rate over the useful economic life of such improvements as determined by Landlord in its reasonable discretion; and (b) costs of insurance maintained by Landlord under this Lease.

Operating Costs shall not include costs for (i) capital improvements, other than capital improvements described in Section 4(b)(ii); (ii) repair and replacements reimbursed by proceeds of insurance or by Tenant; (iii) interest, amortization or other payments on loans to Landlord; (iv) depreciation; (v) leasing commissions; (vi) legal expenses for services, other than those which directly benefit Tenant (e.g., disputes involving Taxes); (vii) federal income taxes imposed on or measured by the income of Landlord from the operation of the Premises; (viii) Landlord's general corporate overhead and general and administrative expenses; (ix) costs incurred in connection with upgrading the Premises to comply with any Laws in effect prior to the Commencement Date, including, without limitation, Disability Laws; or (x) costs arising from the presence of Hazardous Materials in or about the Premises as of the Commencement Date.

(iii)     The obligations of Tenant to pay Operating Costs (for any period which is prior to the expiration of the Term) shall survive the expiration or termination of this Lease.

(iv)     In the event of any dispute regarding the amount due as Additional Rent, Tenant shall have the right, after reasonable notice and at reasonable times, to inspect and photocopy Landlord's accounting records at Landlord's office (or the office of Landlord's property manager, wherever such records are located). If, after such inspection and photocopying, Tenant continues to dispute the amount of Additional Rent, Tenant, or an agent designated by Tenant, shall be entitled to audit and/or review Landlord's records to determine the proper amount of Additional Rent due and payable by Tenant. If such audit or review reveals that Landlord has overcharged Tenant, then within twenty (20) days after the results of such audit are made available to Landlord, Landlord shall reimburse Tenant the amount of such overcharge, together with any reasonable costs incurred by Tenant in determining the overcharge. If the audit reveals that Tenant was undercharged, then within twenty (20) days after the results of the audit are made available to Tenant, Tenant shall reimburse Landlord the amount of such undercharge. If Landlord desires to contest such audit results, Landlord may do so by submitting the results of the audit to arbitration pursuant to the terms and procedures of the American Arbitration Association (in San Diego, California), within twenty (20) days of receipt of the results of the audit, and the arbitration shall be final and binding upon Landlord and Tenant. Landlord shall be required to maintain records of all Operating Costs for the entirety of the two (2) year period (''Review Period") following Landlord's delivery to Tenant of each invoice for Operating Costs. The payment by Tenant of any amounts pursuant to Section 4(b) shall not preclude Tenant from questioning the correctness of any invoice for Operating Costs provided by Landlord at any time during the Review Period, but the failure of Tenant to object thereto prior to the expiration of the applicable Review Period shall be conclusively deemed Tenant's approval of such Operating Costs.

(c)     Taxes. Tenant shall pay all Taxes each Lease Year and partial Lease Year falling within the Term. Tenant shall pay Taxes no later than their due date (being the last date of payment before any penalties are imposed) and may pay such Taxes in installments if allowed by the taxing authority. Tenant will provide Landlord with evidence of payment concurrently with such payment. Tenant will be responsible for any penalties assessed for a late payment. Landlord will provide Tenant with copies of all bills for Taxes sufficiently in advance of the due dates for payments so that Tenant can make the payments timely. Landlord may, at its option, pay the Taxes, in which case Tenant shall reimburse Landlord for the cost thereof within ten (10) days after receipt of an invoice. Also, if Tenant shall default in its obligation to pay Taxes prior to any due date (regardless of whether Tenant pays any associated penalties) then Landlord shall have the right thereafter to collect one-twelfth (1/12th) of the estimated annual Taxes in advance, which payments of estimated Taxes will be made along with the payment of Basic Rent and adjusted annually. (In such event, Landlord will pay the Taxes to the extent that estimated Taxes were paid by Tenant.) "Taxes" means taxes, assessments, service payments and governmental charges or fees whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments (including non-governmental assessments for common charges under a restrictive covenant or other private agreement that are hot treated as part of Operating Costs) now or hereafter attributable to the Premises (or its operation), excluding, however, penalties and interest thereon and federal and state taxes on income (if the present method of taxation changes so that in lieu of or in addition to the whole or any part of any Taxes, there is levied on Landlord a capital tax directly on the Rents received therefrom or a franchise tax, assessment, or charge based, in whole or in part, upon such Rents for the Premises, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term "Taxes" for purposes hereof). Tenant and Landlord acknowledge that Proposition 13 was adopted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. In recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, "Taxes" shall also include any governmental or private assessments or the Premises' contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies, and any Taxes (or increases in Taxes) which result from a change in ownership of the Premises. Taxes shall include the costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Premises. If Tenant desires to protest or appeal the appraised Premises, or otherwise desire to seek to lower the amount of Taxes assessed, it shall give notice to Landlord. Landlord may either (i) pursue such protest, appeal or otherwise seek to lower the amount of Taxes, or (ii) permit Tenant to do so. If Landlord fails to give Tenant notice of its election under clause (i) within thirty (30) days after receipt of Tenant's notice, it will be deemed to have made an election under clause (ii). If Tenant proceeds with any such protest, appeal or other action seeking to lower Taxes, it shall keep Landlord timely informed as to all developments. Tenant acknowledges the possibility that any protest, appeal or other action seeking to lower the amount of Taxes may result in an increase in the amount of Taxes, for which Tenant will be liable hereunder.

5.Delinquent Payments; Late Charges. All past due payments required of Tenant hereunder shall bear interest from the date due until paid at the lesser of the Prime Rate (as defined in Section 17(b)) plus four percent (4%) per annum, or the maximum lawful rate of interest (such lesser amount is referred to herein as the "Default Rate"); additionally, Landlord, in addition to all other rights and remedies available to it, may charge Tenant a late charge equal to five percent (5%) of the delinquent payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant's delinquency, it being agreed that the exact amount of Landlord's damages resulting from a delinquent payment would be difficult and impractical to ascertain and that the amount of the delinquent charge represents a good faith estimate thereof. In no event, however, shall late charges permitted under this Section 5 or elsewhere in this Lease, to the extent they are considered to be interest under applicable Law, exceed the maximum lawful rate of interest. Notwithstanding the foregoing, the late charges referenced above shall not be charged with respect to the first occurrence per Lease Year (but not any subsequent occurrence per Lease Year) during any Lease Year that Tenant fails to make any payment when due, and thereafter, late charges shall not be charged until five (5) days after Landlord delivers written notice of such delinquency to Tenant.

6.Security Deposit. Contemporaneously with the execution of this Lease, Tenant shall pay to Landlord the Security Deposit, which shall be held by Landlord to secure Tenant's performance of its obligations under this Lease. Unless Landlord's Mortgagee (as defined herein) requires otherwise, Landlord may comingle the Security Deposit with its own funds and shall not be deemed to be holding the Security Deposit in trust or in a fiduciary capacity. No interest shall be payable with respect to any Security Deposit unless otherwise required by Law. The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord's damages upon an Event of Default (as defined herein). Landlord may, from time to time following an Event of Default and without prejudice to any other remedy, use all or a part of the Security Deposit to perform any obligation Tenant fails to perform hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. Provided that Tenant has performed all of its obligations hereunder, Landlord shall, within thirty (30) days after the Term ends, return to Tenant the portion of the Security Deposit which was not applied to satisfy Tenant's obligations. If Landlord transfers its interest in the Premises and the transferee assumes Landlord's obligations under this Lease as provided in Section 24(a), then in conformity with the provisions of Section 1950.7 of the California Civil Code, Landlord may assign the Security Deposit to the transferee and Landlord thereafter shall have no further liability for the return of the Security Deposit. Tenant specifically grants to Landlord (and Tenant hereby waives the provisions of California Civil Code Section 1950.7 to the contrary) a period of thirty (30) days following a surrender of the Leased Premises by Tenant to Landlord within which to inspect the Leased Premises, make required restorations and repairs, receive and verify workmen's billings therefor, cure any other defaults, deduct any damages, and prepare a final accounting with respect to the Security Deposit.

7.Services and Utilities.

(a)     Landlord Obligations. Landlord shall provide the Premises with electrical, water, natural gas, and sewer.

(b)     Tenant Obligations. Tenant shall arrange for all of its own utility services directly with the providers thereof, including electricity, water, natural gas, sewer, telephone, internet, security, trash removal, window washing, landscaping, and janitorial. Tenant shall pay the providers of such services and utilities directly and shall indemnify and hold Landlord harmless from any liability with respect thereto.

(c)     Security. Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises. Tenant may utilize the existing security facilities within the Premises, but Tenant assumes all liability with respect thereto. Any security measures desired by Tenant for the benefit of the Premises shall be provided by Tenant, at Tenant's sole cost and expense. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties. Tenant shall have the right to install security systems within and without the Premises subject to Landlord's prior approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(d)     Interruption of Utilities or Services. Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any utility or other service, or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Premises after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant, any utility service provider, or other parties, or by any other cause beyond Landlord's reasonable control; and unless Landlord is grossly negligent or engages in willful misconduct, such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable, under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Section 7.

8.Improvements; Alterations; Repairs; Maintenance.

(a)     Improvements; Alterations. Except as expressly set forth in this Lease, the Premises and the Leased Personal Property will be delivered to Tenant and accepted by Tenant in an "as-is" condition on the Commencement Date, and Tenant acknowledges that except as expressly set forth in this Lease, neither Landlord nor any representative of Landlord has made any representation or warranty regarding the condition of the Premises, or the suitability of the Premises for the conduct of Tenant's business. Any improvements, alterations or additions to the Premises desired by Tenant shall be installed at Tenant's expense only in accordance with plans and specifications which shall be submitted to and approved in writing by Landlord, which approval shall be governed by the provisions set forth in this Section 8(a). No improvements, alterations or additions in or to the Premises may be made without Landlord's prior written consent, which shall not be unreasonably withheld or delayed; however, Landlord may withhold its consent to any improvement, alteration or addition that would adversely affect (in the discretion of Landlord applying commercially reasonable standards) the (i) Building's Structure or the Building's Systems (including the Building's restrooms, elevators, or mechanical rooms), or (ii) exterior appearance of the Building. Notwithstanding the foregoing, any improvements, alterations or additions which do not adversely affect the portions of the Premises described in clause (i) or (ii) above and which cost less than Ten Thousand Dollars ($10,000) in any instance, or Fifty Thousand Dollars ($50,000) cumulatively over the Term, shall not require Landlord's consent; but prior notice shall be given to Landlord in accordance with Section 8(c). Without limiting the generality of the foregoing, Tenant shall not paint or install lighting or decorations, signs, window or door lettering, or advertising media of any type visible from the exterior of the Premises without the prior written consent of Landlord, which consent will not be unreasonably withheld. All improvements, alterations or additions shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all Laws; Landlord's consent to or approval of any improvements, alterations or additions (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord's acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance.

(b)     Repairs; Maintenance. Landlord shall, at its sole expense, but subject to the right to pass-through to Tenant those expenses which constitute Operating Costs, be responsible for the maintenance, repair and replacement (if required) of the Building's Structure and, as set forth below, for any replacements of Building Systems which constitute capital expenditures under GAAP (as defined herein). Tenant shall, at its sole expense, be responsible for the maintenance, repair and replacement (as required) of all other aspects of the Premises and the Leased Personal Property, including the exterior of the Premises (including landscaping, and exterior painting, as required, and including window washing), all parking areas and the Building Systems. Tenant shall keep the Premises in a clean, safe, and operable condition for the conduct of Tenant's business in accordance with all Laws and any equipment manufacturer's suggested service programs. Tenant shall repair or replace, subject to Landlord's direction and supervision, any damage to the Premises (including the Building's Structure or the Building's Systems) caused by a Tenant Party. Damage does not include normal wear and tear and deterioration. Tenant shall obtain and maintain during the Term, at Tenant's expense, service or maintenance contracts with outside vendors for those Building Systems for which service or maintenance contracts are customarily obtained and maintained, including the HVAC and elevator, and upon written request of Landlord Tenant shall provide Landlord with copies of such service or maintenance contracts for approval, which approval will not be unreasonably withheld. Exhibit E is a list of pre-approved vendors which Tenant may use to provide maintenance, but Landlord may disapprove of any of such vendors in the future if Landlord has a reasonable basis to do so. For clarification, Tenant shall be responsible for the maintenance and repair of the Building Systems regardless of whether or not it maintains service and maintenance contracts therefor. Notwithstanding the foregoing, if any of the Building Systems cannot be properly repaired and require replacement, and such replacement is considered a capital expenditure under GAAP (as defined herein), then the cost of such replacement shall be borne by Landlord (and such cost will not be considered an Operating Cost). If Tenant fails to undertake any required maintenance or to perform any required repair or replacement work within thirty (30) days after the date that Landlord gives notice to Tenant that any required maintenance, or any required repair or replacement work, needs to be performed (or such longer period as is reasonably necessary to undertake such maintenance or to perform such repair or replacement work provided that Tenant shall continuously and diligently pursue such maintenance, or repair or replacement work until substantially completed), then Landlord may make the same at Tenant's cost. The cost of any maintenance, repair or replacement work performed by Landlord under this Section 8 shall be paid by Tenant to Landlord within thirty (30) days after Landlord has invoiced Tenant therefore (except to the extent covered by insurance maintained by Landlord). As a material inducement to Landlord entering into this Lease, Tenant waives any right to terminate this Lease under Section 1932(1) and 1941 of the California Civil Code.

(c)     Performance of Work. All alterations, improvements and additions described in Section 8(a) which require Landlord's consent, and all repair and maintenance described in Section 8(b) which involves the Building Structure or Building Systems to be performed by Tenant shall be performed only by licensed contractors and subcontractors approved in writing by Landlord, which approval will not be unreasonably withheld or delayed. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Landlord, Landlord's property management company (if any), Landlord's asset management company and Landlord's Mortgagee as additional insureds against such risks, in such amounts, and with such companies as Landlord may reasonably require. Tenant shall provide Landlord with the identities, mailing addresses and telephone numbers of all persons performing work or supplying materials at least ten (10) days prior to beginning such construction so that Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws. All such work shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Premises (including the Building's Structure and the Building's Systems). All such work which may affect the Building's Structure or the Building's Systems must be approved by the Building's engineer of record, at Tenant's expense and, at Landlord's election, shall be performed by Landlord's usual contractor for such work. All work affecting the roof of the Building shall be performed by Landlord's roofing contractor and no such work will be permitted if it would void or reduce the warranty on the roof.

(d)     Mechanic's Liens. All work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party shall be deemed authorized and ordered by Tenant only, and Tenant shall use its best efforts to prohibit any mechanic's liens from being filed against the Premises in connection therewith. Upon completion of any such work, Tenant shall use its best efforts to deliver to Landlord final and unconditional lien waivers from all contractors, subcontractors and materialmen who performed such work (in California statutory forms). If any mechanic's lien is filed, Tenant will not be in default hereunder if Tenant shall, within ten (10) days after Landlord has delivered notice of the filing thereof to Tenant (or such earlier time period as may be necessary to prevent the forfeiture of the Premises or any interest of Landlord therein or the imposition of a civil or criminal fine with respect thereto), either (i) pay the amount of the lien and cause the lien to be released of record, or (ii) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord in accordance with California Civil Code Section 3143. If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten (10) days after Landlord has invoiced Tenant therefor. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of "landlord-tenant" (thereby excluding a relationship of "owner-contractor," "owner-agent" or other similar relationships). Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with Tenant, any contractor or subcontractor of Tenant or any other Tenant Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises, at any time from the date hereof until the end of the Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same. Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Premises or Landlord's interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work. Tenant shall defend, indemnify and hold harmless Landlord and its agents and representatives from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including attorneys' fees) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party. This indemnity provision shall survive termination or expiration of this Lease.

9.Use. Tenant shall occupy and use the Premises only for the Permitted Use and in compliance with all Laws relating to the use, condition, access to, and occupancy of the Premises (including zoning ordinances) Tenant will not commit waste, overload the Building's Structure or the Building's Systems or subject the Premises to any use that would damage the Premises, normal wear and tear and deterioration excepted. Notwithstanding anything in this Lease to the contrary, as between Landlord and Tenant, subsequent to the Commencement Date, Tenant shall bear the risk of complying with Title III of the Americans With Disabilities Act of 1990, any state laws governing handicapped access or architectural barriers, and all rules, regulations, and guidelines promulgated under such laws, as amended from time to time (the "Disabilities Acts"). The Premises shall not be used for any use which is disreputable, creates extraordinary fire hazards, or for the storage of any Hazardous Materials (other than typical office supplies [e.g., photocopier toner] or laboratory chemicals and supplies which are incident to Tenant's business operations, and then only in compliance with all Laws and the provisions of Section 24(w)).

10.Assignment and Subletting.

(a)     Transfers. Except as provided in Section 10(h),Tenant shall not, without the prior written consent of Landlord, (i) assign, transfer, or encumber this Lease or any estate or interest herein:, whether directly or by operation of law, (ii) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (iii) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant, (iv) sublet any portion of the Premises, or (v) grant any license, concession, or other right of occupancy of any portion of the Premises (any of the events listed in Section 10(a)(i) through 10(a)(v) being a "Transfer").

(b)     Consent Standards. Landlord shall not unreasonably withhold or delay its consent to any Transfer of the Premises, provided that the proposed transferee (i) is creditworthy, (ii) has a good reputation in the business community, (iii) will use the Premises for the Permitted Use, (iv) is not a governmental entity, or subdivision or agency thereof. (it being agreed that the University of California is not considered to be a governmental entity, or subdivision or agency thereof for purposes of the restriction in this Section 10(b)). Additionally, Landlord may withhold its consent in its sole discretion to any proposed Transfer if any Event of Default by Tenant then exists.

(c)     Request for Consent. If Tenant requests Landlord's consent to a Transfer, then, at least fifteen (15) business days prior to the effective date of the proposed Transfer, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee's creditworthiness and character. Tenant shall reimburse Landlord immediately upon request for its reasonable attorneys' fees incurred in connection with considering any request for consent to a Transfer, not to exceed Two Thousand Five Hundred Dollars ($2,500).

(d)     Conditions to Consent. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes Tenant's obligations hereunder; however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer for the period of the Transfer. No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord's consent to any Transfer shall not waive Landlord's rights as to any subsequent Transfers. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all Rents becoming due to Tenant and apply such Rents against Rent. Tenant authorizes its transferees to make payments of Rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence of an Event of Default hereunder,

Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment.

(e)     Attornment by Subtenants. Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord's option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (i) liable for any previous act or omission of Tenant under such sublease, (ii) subject to any counterclaim, offset or defense that such subtenant might have against Tenant, (iii) bound by any previous modification of such sublease not approved by Landlord in writing or by any Rent or additional Rent or advance Rent which such subtenant might have paid for more than the current month to Tenant, and all such Rent shall remain due and owing, notwithstanding such advance payment, (iv) bound by any security or advance Rental deposit made by such subtenant which is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement, or (v) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 10(e). The provisions of this Section 10(e) shall be self-operative, and no further instrument shall be required to give effect to this provision.

(f)     Cancellation. In the event that Tenant intends to Transfer all or substantially all of its interest in this Lease, Tenant shall give Landlord notice (the "Intention to Transfer Notice") of such intended Transfer (whether or not a potential transferee has been identified or the terms and conditions of such Transfer have been determined), Landlord shall have the right and option, by giving notice to Tenant within thirty (30) days after receipt of the Intent to Transfer Notice, to cancel this Lease as of the date the intended Transfer is to be effective (or, if no date is set forth in the Intention to Transfer Notice, as of a date which is sixty (60) days after the date of receipt of such Intention to Transfer Notice). Thereafter, Landlord may lease such portion of the Premises to an identified prospective transferee (or to any other person) without liability to Tenant. Landlord's election not to cancel the Lease does not relieve Tenant from complying with other provisions of this Section 10 with respect to Transfers.

(g)     Additional Compensation. Tenant shall pay to Landlord, immediately upon receipt thereof, fifty percent (50%) of the excess of (i) all compensation received by Tenant for a Transfer less the actual out-of-pocket costs reasonably incurred by Tenant with unaffiliated third parties (i.e., brokerage commissions and tenant finish work) in connection with such Transfer (such costs shall be amortized on a straight-line basis over the term of the Transfer in question) over (ii) the Rent allocable to the portion of the Premises covered thereby.

(h)     Permitted Transfers. Notwithstanding Section 10(a), Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a "Permitted Transfer) to the following types of entities (a "Permitted Transferee") without the written consent of Landlord, provided that such Transfer is bona fide and not an attempt to circumvent the restrictions in this Section 10:

(i)     an Affiliate of Tenant;

(ii)     any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged, reversed merged, or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (A) Tenant's obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (B) the Tangible Net Worth of the surviving or created entity is not less than the Tangible Net Worth of Tenant as of the date of this Lease; or

(iii)     any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant's assets, so long as (A) Tenant's obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (B) such entity's Tangible Net Worth after such acquisition is not less than the Tangible Net Worth of Tenant as of the date of this Lease.

Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, reverse merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises. No later than thirty (30) days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (i) copies of the instrument effecting any of the foregoing Transfers (with any information which Tenant reasonably deems to be confidential redacted), (ii) documentation establishing Tenant's satisfaction of the requirements set forth above applicable to any such Transfer, and (iii) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord's rights as to any subsequent Transfers. "Tangible Net Worth" means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied ("GAAP"), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. Any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section 10.

11.Insurance; Waivers; Subrogation; Indemnity.

(a)     Tenant's Insurance. Effective as of the Commencement Date, and continuing throughout the Term, Tenant shall maintain the following insurance policies: (i) commercial general liability insurance in amounts of Two Million Dollars ($2,000,000) per occurrence, or such increased sum as may be required by Landlord if commercially reasonable and consistent with other leases in the geographic vicinity of the Premises, but the increase may not exceed the corresponding percentage increase in the consumer price index (CPI-U Los Angeles-Riverside-Orange County Area) from the date of this Lease through the date of the requested increase in coverage (and, if the use and occupancy of the Premises include any activity or matter that is or may be excluded from coverage under a commercial general liability policy [e.g., the sale, service or consumption of alcoholic beverages], Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter [including liquor liability, if applicable] in such amounts as Landlord may reasonably require), insuring Tenant, Landlord, Landlord's property management company, Landlord's asset management company, and, if requested in writing by Landlord, Landlord's Mortgagee, against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises, (ii) insurance covering the full value of all alterations and improvements and betterments in the Premises, naming Landlord and Landlord's Mortgagee as additional loss payees as their interests may appear, (iii) insurance covering the full value of all furniture, trade fixtures and personal property (including property of Tenant or others) in the Premises, (iv) contractual liability insurance sufficient to cover Tenant's indemnity obligations hereunder (but only if such contractual liability insurance is not already included in Tenant's commercial general liability insurance policy), (v) worker's compensation insurance, and (vi) business interruption insurance for a period of at least eighteen (18) months. Tenant's insurance shall provide primary coverage to Landlord when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord's policy will be excess over Tenant's policy. Tenant shall furnish to Landlord certificates of such insurance and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder at least ten (10) days prior to the Commencement Date, and at least fifteen (15) days prior to each renewal of said insurance, and Tenant shall obtain a written obligation (which may be in the form of ACORD 25 certificate of insurance) on the part of each insurance company to endeavor to notify Landlord at least ten (10) days before cancellation or a material change of any such insurance policies. All such insurance policies shall be in form, and issued by companies with an A.M. Best rating of A+:VII or better, reasonably satisfactory to Landlord. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord the certificates or evidence of coverage required herein, Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand the premium costs thereof.

(b)     Landlord's Insurance. Throughout the Term of this Lease, Landlord shall maintain, as a minimum, the following insurance policies: (i) property insurance for the Building's replacement value (excluding property required to be insured by Tenant), less a commercially-reasonable deductible if Landlord so chooses, (ii) commercial general liability insurance in an amount of not less than Two Million Dollars ($2,000,000), (iii) Rent loss insurance for a period of at least eighteen (18) months, and (iv) insurance covering the Leased Personal Property. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary or as required by any Landlord's Mortgagee. The cost of all insurance carried by Landlord with respect to the Premises shall be included in Operating Costs. The foregoing insurance policies and any other insurance carried by Landlord shall be. for the sole benefit of Landlord and under Landlord's sale control, and Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder, provided however, that notwithstanding anything to the contrary in this Lease, Tenant shall not be required to reimburse Landlord for any Loss (as defined in Subparagraph (d)) to the extent of any insurance proceeds actually collected by Landlord from its insurance policies. Although Tenant is not obligated under this Lease to occupy the Premises, Tenant acknowledges that the cost of insurance may increase significantly if the Premises are vacant.

(c)     No Subrogation; Waiver of Property Claims. Landlord and Tenant each waives any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy of the types described in this Section 11 that covers the Premises, Landlord's or Tenant's fixtures, personal property, leasehold improvements, or business, or is required to be insured against under the terms hereof, REGARDLESS OF WHETHER THE NEGLIGENCE OF THE OTHER PARTY CAUSED SUCH LOSS (DEFINED BELOW). Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier's rights of recovery under subrogation or otherwise against the other party. Notwithstanding any provision in this Lease to the contrary, Landlord, its agents, employees and contractors shall not be liable to Tenant or to any party claiming by, through or under Tenant for (and Tenant hereby releases Landlord and its servants, agents, contractors, employees and invitees from any claim or responsibility for) any damage to or destruction, loss, or loss of use, or theft of any property of any Tenant party located in or about the Premises, caused by casualty, theft, fire, third parties or any other matter or cause, REGARDLESS OF WHETHER THE NEGLIGENCE OF ANY PARTY CAUSED SUCH LOSS IN WHOLE OR IN PART. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, any property of any Tenant Party located in or about the Premises.

(d)     Indemnity. Subject to Section 11(c), Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys' fees) arising from any injury to or death of any person or the damage to or theft, destruction, loss, or loss of use of, any property (a ''Loss'') (i) to the extent caused by the negligence or willful misconduct of any Tenant Party, (ii) occurring at the Premises or resulting from the use or occupancy of the Premises by Tenant, or (iii) arising out of the installation, operation, maintenance, repair or removal of any property of any Tenant Party located at the Premises. Only to the extent Tenant maintains insurance for the act, Landlord and Tenant agree that clauses (ii) and (iii) of this indemnity are intended to indemnify Landlord and its agents against the consequences of their own negligence or fault, even when Landlord or its agents are jointly, comparatively, contributively, or concurrently negligent with Tenant; and even though any such claim, cause of action or suit is based upon or alleged to be based upon the strict liability of Landlord or its agents; however, such indemnity shall not apply to the sale or gross negligence or willful misconduct of Landlord or its agents. Subject to Section 11(c), Landlord shall defend, indemnify, and hold harmless Tenant and its agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys' fees) for any Loss arising from any occurrence at the Premises to the extent caused by the sole or gross negligence, or willful misconduct of Landlord or its agents. The indemnities set forth in this Lease shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease. If any proceeding is filed for which indemnity is required hereunder, the indemnifying party agrees, upon request therefor, to defend the indemnified party in such proceeding at its sole cost utilizing counsel satisfactory to the indemnified party.

12.Subordination; Attornment; Notice to Landlord's Mortgagee.

(a)     Subordination. This Lease shall be subordinate to any deed of trust, mortgage, or other security instrument (each, a "Mortgage"), or any ground lease, master lease, or primary lease (each, a "Primary

Lease"), that now or hereafter covers all or any part of the Premises (the mortgagee under any such Mortgage, beneficiary under any such deed of trust, or the lessor under any such Primary Lease is referred to herein as a "Landlord's Mortgagee"). Any Landlord's Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its Mortgage, Primary Lease, or other interest in the Premises by so notifying Tenant in writing. The provisions of this Section shall be self-operative and no further instrument of subordination shall be required; however, in confirmation of such subordination, Tenant shall execute and return to Landlord (or such other party designated by Landlord) within ten (10) days after written request therefor such documentation, in recordable form if required, as a Landlord's Mortgagee may reasonably request to evidence the subordination of this Lease to such Landlord's Mortgagee's Mortgage or Primary Lease, provided that such Landlord's Mortgagee agrees to a commercially reasonable non-disturbance agreement, or, if the Landlord's Mortgagee so elects, the subordination of such Landlord's Mortgagee's Mortgage or Primary Lease to this Lease.

(b)     Attornment. Tenant shall attorn to any party succeeding to Landlord's interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party's request, and shall execute such agreements confirming such attornment as such party may reasonably request, but subject to the provisions of any non-disturbance agreement which was provided to the Tenant by Landlord's Mortgagee.

(c)     Notice to Landlord's Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice (by any of the means of giving notice set forth in this Lease), specifying the default or alleged default in reasonable detail, to any Landlord's Mortgagee whose address has been given to Tenant, and affording such Landlord's Mortgagee a reasonable opportunity to perform Landlord's obligations hereunder or to otherwise initiate any dispute resolution procedures set forth herein or which Tenant and Landlord's Mortgagee shall mutually agree upon.

(d)     Landlord's Mortgagee's Protection Provisions. If Landlord's Mortgagee shall succeed to the interest of Landlord under this Lease, Landlord's Mortgagee shall not be: (i) liable for any act or omission of any prior lessor (including Landlord); (ii) bound by any Rent or additional Rent or advance Rent which Tenant might have paid for more than the current month to any prior lessor (including Landlord), and all such Rent shall remain due and owing, notwithstanding such advance payment; (iii) bound by any security or advance Rental deposit made by Tenant which is not delivered or paid over to Landlord's Mortgagee and with respect to which Tenant shill look solely to Landlord for refund or reimbursement; (iv) bound by any termination, amendment or modification of this Lease made without Landlord's Mortgagee's consent and written approval, except for those terminations, amendments and modifications permitted to be made by Landlord without Landlord's Mortgagee's consent pursuant to the terms of the loan documents between Landlord and Landlord's Mortgagee; (v) subject to the defenses which Tenant might have against any prior lessor (including Landlord); and (vi) subject to the offsets which Tenant might have against any prior lessor (including Landlord) except for those offset rights which (vii) are expressly provided in this Lease, (viii) relate to periods of time following the acquisition of the Premises by Landlord's. Mortgagee, and (ix) Tenant has provided written notice to Landlord's Mortgagee and provided Landlord's Mortgagee a reasonable opportunity to cure the event giving rise to such offset event. Landlord's Mortgagee shall have no liability or responsibility under or pursuant to the terms of this Lease or otherwise after it ceases to own an interest in the Premises. Nothing in this Lease shall be construed to require Landlord's Mortgagee to see to the application of the proceeds of any loan, and Tenant's agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan.

13.Condemnation.

(a)     Total Taking. If the entire Premises is taken by right of eminent domain or conveyed in lieu thereof (a "Taking"), this Lease shall terminate as of the date of the Taking.

(b)     Partial Taking - Tenant's Rights. If any part of the Premises becomes subject to a Taking and such Taking will prevent Tenant from conducting on a permanent basis its business in the Premises in a manner substantially comparable to that conducted immediately before such Taking, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within thirty (30) days after the Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Tenant does not terminate this Lease, then Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

(c)     Partial Taking - Landlord's Rights. If any material portion, but less than all, of the Premises becomes subject to a Taking, or if Landlord is required to pay any of the proceeds arising from a Taking to a Landlord's Mortgagee, then Landlord may terminate this Lease by delivering written notice thereof to Tenant within thirty (30) days after such Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Rent shall abate as provided in the penultimate sentence of Section 13(b).

(d)     Temporary Taking. If all or any portion of the Premises becomes subject to a Taking for less than ninety (90) days, this Lease shall remain in full force and effect and Tenant shall continue to perform all of the terms, conditions and covenants of this Lease, including the payment of Basic Rent and all other amounts required hereunder. If any such temporary Taking terminates prior to the expiration of the Term, Tenant shall restore the Premises as nearly as possible to the condition prior to such temporary Taking, at Tenant's sole cost and expense. Landlord shall be entitled to receive the entire award for any such temporary Taking, except that Tenant shall be entitled to receive the portion of such award which (i) compensates Tenant for its loss of use of the Premises within the Term and (ii) reimburses Tenant for the reasonable out-of-pocket costs actually incurred by Tenant to restore the Premises as required by this Section.

(e)     Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Taking of the Premises, including any improvements, alterations or additions thereto; however, Tenant may separately pursue a claim (to the extent it will not reduce Landlord's award) against the condemnor for the value of Tenant's personal property (including trade fixtures) which Tenant is entitled to remove under this Lease, in addition to other damages for moving and relocation costs, loss of business, and goodwill.

14.Fire or Other Casualty.

(a)     Repair Estimate. If the Premises is damaged by fire or other casualty (a "Casualty"), Landlord shall, as soon as practicable, but not later than forty-five (45) days after such Casualty, deliver to Tenant a good faith estimate (the "Damage Notice") of the cost of the repair, the time needed to repair the damage caused by such Casualty, and whether Landlord's anticipated insurance proceeds will be sufficient to cover the costs of the repair.

(b)     Tenant's Rights. If a material portion of the Premises is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner substantially comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby cannot be repaired within one hundred eighty (180) days after the commencement of repairs (the "Repair Period"), then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant. The provisions of this Section constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, With respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises.

(c)     Landlord's Rights. If a Casualty damages the Premises and (i) Landlord estimates that the damage to the Premises cannot be repaired within the Repair Period, (ii) the damage to the Premises exceeds fifty percent (50%) of the replacement cost thereof (excluding foundations and footings), as estimated by Landlord, and such damage occurs during the last two (2) years of the Term, (iii) regardless of the extent of damage to the Premises, the damage is not fully covered by Landlord's insurance policies required by this Lease to be maintained by Landlord, or (iv) Landlord is required to pay any insurance proceeds arising out of the Casualty to a Landlord's Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant.

(d)     Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, as soon as commercially practicable after such Casualty, begin to repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any improvements, alterations or additions to the Premises made by Tenant (which shall be promptly and with due diligence repaired and restored by Tenant at Tenant's sole cost and expense) or any furniture, equipment, trade fixtures or personal property of Tenant or others in the Premises, and Landlord's obligation to repair or restore the Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question. Notwithstanding the foregoing, if any insurance policy taken out by Landlord covers any of the improvements, alterations or additions to the Premises made by Tenant (it being understood and agreed that Landlord has no obligation to obtain or maintain such insurance coverage), then to the extent that Landlord actually collects the proceeds of insurance for the repair or replacement of the foregoing, Landlord will make such proceeds available to Tenant for the repair or replacement thereof. If this Lease is terminated under the provisions of this Section 14, Landlord shall be entitled to the full proceeds of the insurance policies providing coverage for all improvements, alterations or additions in the Premises. Nothing herein is intended to prohibit Tenant from separately insuring, at Tenant's expense, any improvements, alterations or additions to the Premises made by Tenant and in such event, Tenant may retain the proceeds of any such insurance payable with respect thereto as a result of a Casualty, as long as the amounts payable to Landlord under its policy of insurance covering such improvements, alterations or additions are not reduced. If, at the time that Tenant makes any improvements, alterations or additions, Landlord agrees, in writing, that such improvements, alterations or improvements will belong solely to Tenant and shall be removed at the end of the Term by Tenant, then Landlord shall not insure same and Tenant may, if it so desires, insure same.

(e)     Abatement of Rent. If the Premises are damaged by Casualty, Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the completion of Landlord's repairs (or until the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be), unless a Tenant Party caused such damage, in which case, Tenant shall continue to pay Rent without abatement.

15.Personal Property Taxes. Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises and the Leased Personal Property. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord's property and Landlord elects to pay the same, or if the assessed value of Landlord's property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, within thirty (30) days following written request therefor, the part of such taxes for which Tenant is primarily liable hereunder; however, Landlord shall not pay such amount if Tenant notifies Landlord that it will contest the validity or amount of such taxes before Landlord makes such payment, and thereafter diligently proceeds with such contest in accordance with Law and if the non-payment thereof does not pose a threat of loss or seizure of the Premises or interest of Landlord therein or impose any fee or penalty against Landlord.

16.Events of Default. Each of the following occurrences shall be an "Event of Default”:

(a)     Default. Tenant's failure to pay Rent within five (5) days after Landlord has delivered notice to Tenant that the same is due; however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if Tenant fails to pay Rent when due and, during the twelve (12) month interval preceding such failure, Landlord has given Tenant notice of failure to pay Rent on two or more occasions. Such notice shall be in lieu of and not in addition to any notice required under Section 1161 of the California Code of Civil Procedure;

(b)     Intentionally Omitted.

(c)     Estoppel. Tenant fails to provide any estoppel certificate after Landlord's request therefor pursuant to Section 24(e) and such failure shall continue for five (5) days after Landlord's second written notice thereof to Tenant. Such notice shall be in lieu of and not in addition to any notice required under Section 1161 of the California Code of Civil Procedure;

(d)     Insurance. Tenant fails to procure, maintain and deliver to Landlord evidence of the insurance policies and coverages as required under Section 11(a);

(e)     Mechanic's Liens. Tenant fails to pay and release of record, or diligently contest and bond around, any mechanic's lien filed against the Premises for any work performed, materials furnished, or obligation incurred by or at the request of Tenant, within the time and in the manner required by Section 8(d);

(f)     Other Defaults. Tenant's failure to perform, comply with, or observe or breach of any other agreement or obligation of Tenant under this Lease and the continuance of such failure for a period of more than thirty (30) days after Landlord has delivered to Tenant notice thereof or such longer period as is reasonably necessary to remedy such failure, provided that Tenant has commenced the cure of such failure within the foregoing thirty (30) day period and shall continuously and diligently pursue such remedy until such failure is cured, but in no event such failure shall remain uncured for more than ninety (90) days. Such notice shall be in lieu of and not in addition to any notice required under Section 1161 of the California Code of Civil Procedure; and

(g)     Insolvency. The filing of a petition by or against Tenant (the term "Tenant" shall include, for the purpose of this Section 16(g), any guarantor of Tenant's obligations hereunder) (i) in any bankruptcy or other insolvency proceeding; (ii) seeking any relief under any state or federal debtor relief law; (iii) for the appointment of a liquidator or receiver for all or substantially all of Tenant's property or for Tenant's interest in this Lease; (iv) for the reorganization or modification of Tenant's capital structure; or (v) in any assignment for the benefit of creditors proceeding; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within ninety (90) days after the filing thereof.

17.Remedies.

(a)     If an Event of Default shall occur, then, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving Tenant written notice of such election to terminate. In the event Landlord shall elect to so terminate this Lease, Landlord may recover from Tenant

(i)     the worth at the time of award of any unpaid Rent which has been earned at the time of such termination; plus.

(ii)     the worth at the time of award of any amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rental loss that Tenant proves could have been reasonably avoided; plus

(iii)     the worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of the award exceeds the amount of such Rental loss that Tenant proves could be reasonably avoided; plus

(iv)     any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

(v)     at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Law.

(b)     All "Rent" shall be computed on the basis of the monthly amount thereof payable on the date of Tenant's default, as the same are to be adjusted thereafter as contemplated by this Lease. As used in Subparagraphs (i) and (ii) above, the "worth at the time of award" is computed by allowing interest in the per annum amount equal to the "Prime Rate" as published on the date this Lease is terminated by The Wall Street Journal, Northeast Edition, in its listing of "Money Rates" minus one percent (1%), but in no event in excess of the maximum interest rate permitted by law. As used in Subparagraph (iii) above, the "worth at the time of award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(c)     If Landlord elects to terminate this Lease as a result of an Event of Default by Tenant, on the expiration of the time stated in Landlord's notice to Tenant given under Section 17(a), this Lease and the Term hereof, as well as all of the right, title and interest of Tenant hereunder, shall wholly cease and expire and become void in the same manner and with the same force and effect (except as to Tenant's liability) as if the date fixed in such notice were the date herein specified for expiration of the term of this Lease. Thereupon, Tenant shall immediately quit and surrender to Landlord the Premises, and Landlord may enter into and repossess the Premises by summary proceedings, detainer, ejectment or otherwise, and remove all occupants thereof and, at Landlord's option, any property thereon without being liable for any damages therefor.

(d)     If an Event of Default shall occur, in addition, Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover Rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Therefore, if Landlord does not elect to terminate this Lease on account of any Event of Default by Tenant, Landlord may; from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due.

(e)     Landlord shall also have the right to deem the Premises abandoned by Tenant provided that Landlord follows the procedures set forth in California Civil Code §1951.3.

(f)     In the event that Landlord terminates this Lease and takes possession of the Premises, then Landlord may from time to time, in an effort to mitigate its damages resulting from Tenant's breach or default, relet the Premises or any part thereof for such term or terms and at such Rent and upon such other terms and conditions as Landlord, in its sale discretion, may deem advisable, with the right to make alterations and repairs to the Premises. No such mitigation efforts shall constitute a waiver of Landlord's right to recover damages from Tenant as provided herein. However, to the extent that Landlord receives any proceeds from the reletting of the Premises, after the deduction of all costs incurred by Landlord in connection with such reletting, such excess shall be applied in reduction of any damages owed by Tenant Tenant reserves the right to contest the commercial reasonableness of any expenditures made by Landlord in connection with any such reletting.

18.Payment by Tenant; Non-Waiver; Cumulative Remedies.

(a)     Payment by Tenant. Upon any Event of Default by Tenant, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys' fees and expenses) in (i) obtaining possession of the Premises, (ii) removing and storing Tenant's or any other occupant's property, (iii) repairing, or restoring the Premises into the condition required under Section 20, (iv) performing Tenant's obligations which Tenant failed to perform, and (v) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the Event of Default.

(b)     No Waiver. Landlord's acceptance of Rent following an Event of Default shall not waive Landlord's rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord's rights regarding any future violation of such term. Landlord's acceptance of any partial payment of Rent shall not waive Landlord's rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord's acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

(c)     Cumulative Remedies. Any and all remedies set forth in this Lease: (i) shall be in addition to any and all other remedies Landlord may have at law or in equity, (ii) shill be cumulative, and (iii) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future. Additionally, Tenant shall defend, indemnify and hold harmless Landlord, Landlord's Mortgagee and their respective representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys' fees) arising from Tenant's failure to perform its obligations under this Lease.

(d)     Landlord's Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 16, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant's part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Ten ant's defaults pursuant to the provisions of this Paragraph (d).

19.Intentionally Omitted.

20.Surrender of Premises. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises with all improvements, alterations and additions located therein and the Leased Personal Property in good repair and condition, free of Hazardous Materials placed on the Premises by Tenant or any Tenant Party during the Term, broom-clean, reasonable wear and tear (and condemnation and Casualty damage not caused by Tenant, as to which Sections 13 and 14 shall control) excepted, and shall deliver to Landlord all keys to the Premises. Upon expiration or termination of this Lease, Tenant shall remove all trade fixtures, furniture, and personal property placed in the Premises by Tenant. Tenant shall not be required to remove any improvement, alterations or additions to the Premises installed by Tenant as prot of Tenant's initial construction work, and Tenant shall not remove any other improvement, alteration or addition to the Premises installed by Tenant unless Landlord required in writing (at the time that Landlord consented to the installation) that the improvement, alteration or addition in question be removed or if Landlord otherwise permits Tenant to remove same. Tenant shall repair all damage caused by any such removal required or agreed to by Landlord. All items required to be removed but not so removed shall, at Landlord's option, be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord in accordance with California Civil Code §1983, et seq. The provisions of this Section 20 shall survive the expiration of the Term.

21.Holding Over. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at sufferance and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, (i) Tenant shall pay, in addition to the other Rent, Basic Rent equal to one hundred twenty-five percent (125%) of the Basic Rent payable during the last month of the Term, and (ii) Tenant shall otherwise continue to be subject to all of Tenant's obligations under this Lease. The provisions of this Section shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including any claims made by any actual or prospective succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

22.Certain Rights Reserved by Landlord. Provided that the exercise of such rights does not unreasonably interfere with Tenant's use or occupancy of the Premises, Landlord shall have the following rights:

(a)     Building Operations. To enter upon the Premises (at reasonable times after giving Tenant reasonable advance notice thereof, except in cases of real or apparent emergency, in which case no notice shall be required) for the purpose of making inspections of the Building, and to make repairs, alterations, additions, changes, or improvements to the Building's Structure and/or the Building's Systems; and during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities; to change the name of the Building; and to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms, or other public parts of the Building;

(b)     Prospective Purchasers and Lenders. To enter the Premises at all reasonable times upon reasonable advance notice to Tenant to show the Premises to prospective purchasers or lenders; and

(c)     Prospective Tenants. At any time during the last twelve (12) months of the Term (or earlier if Tenant has notified Landlord in writing that it does not desire to renew the Term or if Tenant's renewal option has terminated) or at any time following the occurrence of an Event of Default, to enter the Premises at all reasonable hours upon reasonable advance notice to Tenant to show the Premises to prospective tenants.

23.Landlord Representations and Warranties. Landlord represents that as of the Commencement Date, the Building's Structure (including the roof and floor system (but not floor covering)) and the Building's Systems (including mechanical, electrical, HVAC, lighting and plumbing) will be operational and in good working condition and that the Premises (including restrooms and exterior ramps) will be in compliance with all Laws (including the Disabilities Acts, but without reference to any improvements made by Tenant or Tenant's use of the Premises). Landlord shall repair or replace, at its sale expense (and not as part of Operating Expenses), any deficiencies in the Building's Structure or the Building's Systems, of which Tenant gives notice within the first twelve (12) months of the Term. Landlord represents that it has no knowledge that any Hazardous Materials have been released in, on or under the Premises, except to the extent, if any, set forth in that certain Phase I Environmental Site Assessment prepared by Tetra Tech dated April 11, 2008, a copy of which has been delivered to Tenant prior to the execution of this Lease (which Tenant agrees to keep confidential, and which Tenant agrees not to disclose to any other persons or entities, except for Tenant's professional advisors on a "need to know" basis, and as otherwise required by Law).

No representation or warranty is made with respect to the Leased Personal Property.

Except as represented in Paragraph 23 above, Landlord and Tenant expressly disclaim any implied warranty that the Premises are suitable for Tenant's intended purpose (e.g., zoned, licensed, or otherwise properly authorized by a law or government agency), and Tenant's obligation to pay rent hereunder is not dependent upon such suitability of the Premises.

24.Miscellaneous.

(a)     Landlord Transfer. Landlord may sell or otherwise transfer all or any portion of the Premises, and in connection therewith Landlord may assign its rights under this Lease to the transferee. If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder arising after the date of the assignment, provided that the transferee assumes in writing Landlord's obligations, covenants, and warranties hereunder arising from and after the assignment date.

(b)     Landlord's Liability. The liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises shall be limited to Tenant's actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Premises, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency.

(c)     Force Majeure. Other than for Tenant's obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, terrorist acts or activities, governmental laws, regulations, or restrictions, or any other causes of a similar nature which are not reasonably foreseeable and which are beyond the reasonable control of such party. Failure or inability to obtain financing shall not be an event of force majeure.

(d)     Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than CB Richard Ellis, Inc. Brokerage Services (representing Landlord) and Cushman and Wakefield of San Diego, Inc, (representing Tenant), whose commissions shall be paid by Landlord pursuant to a separate written agreement. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys' fees, liens and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

(e)     Estoppel Certificates. From time to time, Tenant shall furnish to any party designated by Landlord, within ten (10) days after Landlord has made a request therefor, a certificate signed by Tenant confirming and containing such factual certifications and representations as to this Lease as Landlord may reasonably request. Unless otherwise required by Landlord's Mortgagee or a prospective purchaser or mortgagee of the Premises, the initial form of estoppel certificate to be signed by Tenant is attached hereto as Exhibit C. If Tenant does not deliver to Landlord the certificate signed by Tenant within such required time period, Landlord, Landlord's Mortgagee and any prospective purchaser or mortgagee, may conclusively presume and rely upon the following facts: (i) this Lease is in full force and effect; (ii) the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (iii) not more than one monthly installment of Basic Rent and other charges have been paid in advance; (iv) there are no claims against Landlord nor any defenses or rights of offset against collection of Rent or other charges; and (v) Landlord is not in default under this Lease. In such event, Tenant shall be estopped from denying the truth of the presumed facts.

(f)     Notices. All notices and other communications given pursuant to this Lease shall be in writing and shall be (i) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information, (ii) hand delivered to the intended addressee, (iii) sent by a nationally recognized overnight courier service, or (iv) sent by facsimile transmission or e-mail during normal business hours to the facsimile number or e-mail address set forth in the Basic Lease Information followed by a confirmatory notice sent in another manner permitted hereunder. Mailed notices shall be deemed given on the third (3rd) business day after deposit in the U.S. mail. Notices which are hand delivered or sent by overnight courier service shall be deemed given upon delivery to the addressee (or upon refusal of delivery by the addressee). Notices sent by facsimile or e-mail shall be deemed given when sent, provided that it is during regular business hours of the addressee. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this Section 24(f).

(g)     Separability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

(h)     Amendments; Binding Effect. This Lease may not be amended except by instrument in writing Signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord's Mortgagee, no third party shall be deemed a third party beneficiary hereof.

(i)     Quiet Enjoyment. Provided Tenant has performed all of its obligations hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance or disturbance from Landlord or any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease.

(j)     No Merger. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

(k)     No Offer. The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant

(1)     Entire Agreement. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto.

(m)     Intentionally Omitted.

(n)     Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of California. All references to California statutes shall be deemed to include successor statutes. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, AND (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW.

(o)     Recording. Tenant shall not record this Lease or any memorandum of this Lease without the prior written consent of Landlord, which consent may be withheld or granted in the sole and absolute discretion of Landlord, and any recordation by Tenant shall be a material default under this Lease. Tenant grants to Landlord a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Landlord.

(p)     Water or Mold Notification. To the extent Tenant or its agents or employees discover any water leakage, water damage or mold in or about the Premises, Tenant shall promptly notify Landlord thereof.

(q)     Joint and Several Liability. If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant's obligations under this Lease. All unperformed obligations of Tenant hereunder not fully performed at the end of the Term shall survive the end of the Term, including payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises.

(r)     Financial Reports. Within fifteen (15) days after Landlord's written request Tenant will furnish to Landlord Tenant's most recent quarterly and annual financial statements (at a minimum to include a profit and loss statement and balance sheet), which are prepared by Tenant's independent, certified public accountant (or, if there are none at the time, financial statements which are internally prepared by Tenant (and certified by Tenant's chief financial officer) or, if audited statements have been prepared, such audited financial statements. Provided, however, that at least once each year, within thirty (30) days after Landlord's written request, Tenant shall provide financial statements which are prepared by Tenant's independent certified public accountant. If Tenant is a publicly traded corporation, Tenant may satisfy its obligations hereunder by providing to Landlord Tenant's most recent annual and quarterly reports. Tenant shall not be required to deliver the financial statements required under this Section 24(r) more than once in any twelve (12) month period unless requested by Landlord's Mortgagee or a prospective buyer or lender of the Premises or an Event of Default occurs.

(s)     Intentionally Omitted.

(t)     Attorneys' Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, for the breach of any provision of this Lease, or for any other relief against the other relating to this Lease or the use and occupancy of the Premises by Tenant, then all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment. Attorneys' fees includes any attorneys' fees incurred in connection with a bankruptcy proceeding or on appeal.

(u)     Intentionally Omitted.

(v)     Authority. Tenant (if a corporation, partnership or other business entity) hereby represents and warrants to Landlord that Tenant is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Tenant has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Tenant is authorized to do so, and that Tenant's organizational identification number assigned by the California Secretary of State is C2167323. Landlord hereby represents and warrants to Tenant that Landlord is a duly formed and existing entity in the State of California, that Landlord has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Landlord is authorized to do so.

(w)     Hazardous Materials.

(i)     Definitions. For purposes of this Lease, the following definitions shall apply: "Hazardous Material(s)" shall mean any solid, liquid or gaseous substance or material that is described or characterized as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any matter that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the "Environmental Laws", as that term is defined below, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity, which Hazardous Material(s) shall include, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, nuclear or radioactive matter, medical waste, soot, vapors, fumes, acids, alkalis, chemicals, microbial matters (such as molds, fungi or other bacterial matters), biological agents and chemicals which may cause adverse health effects, including but not limited to, cancers and/or toxicity. "Environmental Laws" shall mean any and all federal, state, local or quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations or guidance or policy documents now or hereafter enacted or promulgated and as amended from time to time, in any way relating to (A) the protection of the environment, the health and safety of persons (including employees), property or the public welfare from actual or potential release, discharge, escape or emission (whether past or present) of any Hazardous Materials or (B) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.

(ii)     Compliance with Environmental Laws. "Landlord and Tenant covenant that during the Lease Term, Landlord and Tenant, respectively, shall comply with all Environmental Laws in accordance with, and as required by this Lease. Tenant shall not sell, use, or store in or around the Premises any Hazardous Materials, except if stored, properly packaged and labeled, disposed of and/or used in accordance with applicable Environmental Laws. In addition, Tenant agrees that it: (A) shall not cause or suffer to occur, the release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises or any contiguous or adjacent premises; (B) shall not engage in activities at the Premises that could result in, give rise to, or lead to the imposition of liability upon Tenant or Landlord or the creation of a lien upon the Premises or the Land; (C)shall notify Landlord promptly following receipt of any knowledge with respect to any actual release, discharge, escape or emission (whether past or present) of any Hazardous Materials at, upon, under or within the Premises; and (D) shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports in connection with any release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises or any contiguous or adjacent premises.

(iii)    Special Provisions re Laboratory Use. In the event that Tenant uses any part of the Premises for laboratory purposes, which involves the use of Hazardous Materials, then in connection with Tenant's surrender of the Premises upon the expiration or earlier termination of this Lease, Tenant shall deliver the same free of Hazardous Materials brought upon, kept or used in or about the Premises by any persons, and shall obtain and provide to Landlord (A) all Hazardous Materials clearances, (B) evidence from the applicable governmental entities of "closure" of all permits which had been required for Tenant's use of the Premises, together with "no further action letters" from such applicable governmental entities and a "no further action letter" for unrestricted future use of the Premises, and (C) a Phase I report (and, if reasonably required, a Phase IT report) with regard to the Premises (specifically including, but not limited to, the Premises' ceiling tiles, mechanical duct work, air-filters and all related Building's Systems, as well as the soils and groundwater under and about the Premises). Such Phase I report (and, if applicable, such Phase II report) shall be (1) performed by an environmental assessment or engineering firm and on a scope of work acceptable to Landlord in its sole discretion, (2) shall identify Landlord as a beneficiary or such report, and (3) completed no earlier than six (6) months prior to the expiration of this Lease and no later than the Lease Expiration Date; provided, however, in the event this Lease is terminated early for any reason, Tenant shall complete such Phase I report within a commercially reasonable time immediately following such early termination of this Lease. Such Phase I report shall either (x) indicate that the property shows no evidence of reasonably possible hazardous materials contamination of the building, soil or groundwater; or (y) recommend further investigation of the site, in which event, if such further investigation relates to Tenant's or the Tenant Parties' use of the Premises, then it shall be performed by an environmental assessment or engineering fum and on a scope of work acceptable to Landlord in its sole discretion and at the Tenant's sole expense. Such additional investigation, if any, shall be completed within sixty (60) days of such recommendation. Landlord and Tenant hereby agree that for purposes of establishing a baseline, Landlord shall, promptly following the date of this Lease, obtain and provide to Tenant an updated Phase I report, the scope of which shall be mutually and reasonably acceptable to Landlord and Tenant, with regard to the Premises; provided, however, the cost of such updated Phase I report shall be paid by Landlord and Tenant equally.

(iv)     List of Documents and Operations. In the event that Tenant uses any part of the Premises for laboratory purposes, which involves the use of Hazardous Materials, then Tenant agrees to deliver to Landlord, at least sixty (60) days prior to the date of such first use for laboratory purposes, a list identifying each type of Hazardous Materials to be present on the Premises and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Materials on the Premises (the "Hazardous Materials List"). Tenant shall deliver to Landlord an updated Hazardous Materials List before any new Hazardous Material(s) is brought onto the Premises or upon Landlord's request (but not more frequently than once every Lease Year). Tenant shall deliver to Landlord true and correct copies of the following documents (the "Haz Mat Documents") related to the handling, use, storage, disposal and emission of Hazardous Materials prior to the date of such first use for laboratory purposes, or if unavailable at that time, concurrent with the receipt from, .or submission to, a governmental agency: permits; approvals; reports and correspondences; storage and manufacturing plans; notice of violations of any laws; plans relating to the installation of any storage tanks to be installed in or under the Premises (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord's sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state, and local governmental agencies and authorities for any storage tanks installed in, on or under the Premises for the closure of any such tanks. Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. It is not the intent of this Subparagraph (iv) to provide Landlord with information which could be detrimental to Tenant's business should such information become possessed by Tenant's competitors. In connection with the foregoing, Tenant hereby represents and warrants to Landlord that neither Tenant, or any of its legal predecessors, have been required by any prior landlord, lender or governmental authority at any time during the immediately preceding thirty-six (36) months to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant or resulting from Tenant's action or use of the property in question, and Tenant is not subject to any enforcement order issued by any governmental authority in connection with the use, disposal or storage of a Hazardous Materials. If Landlord determines that this representation and warranty was not true as of the date of this Lease, Landlord shall have the right to terminate this Lease in Landlord's sole and absolute discretion.

(v)     Landlord's Right of Environmental Audit. In the event that Tenant uses any part of the Premises for laboratory purposes, which involves the use of Hazardous Materials, then Landlord may, upon reasonable notice to Tenant, be granted access to and enter the Premises no more than once annually to perform or cause to have performed an environmental inspection, site assessment or audit

Such environmental inspector or auditor may be chosen by Landlord, in its sole discretion, and be performed at Landlord's sole expense. To the extent that the report prepared upon such inspection, assessment or audit, indicates the presence of Hazardous Materials in violation of Environmental Laws, or provides recommendations or suggestions to prohibit the release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises, or to comply with any Environmental Laws, Tenant shall promptly, at Tenant's sole expense, comply with such recommendations or suggestions, including, but not limited to performing such additional investigative or subsurface investigations or remediations) as recommended by such inspector or auditor (taking into account all legal requirements and applicable governmental agency recommendations). However, if Tenant in good faith disputes the findings in any such report prepared by Landlord's environmental inspector or auditor, and provides a report from its own independent, qualified environmental inspector or auditor which confirms such dispute, then Tenant shall be excused from performance or compliance until the matter has been resolved by mutual agreement, or by a court or at the election of either party, by binding arbitration to be conducted generally in the manner set forth in Exhibit D attached hereto (but the issue for arbitration will be the determination as to which environmental report is accurate, and the persons selected as the Advocate Arbitrators and the Neutral Arbitrator shall be attorneys (or retired judges) who have at least ten (10) years' experience in environmental matters). Notwithstanding the above, if at any time, Landlord has actual notice or reasonable cause to believe that Tenant has violated, or permitted any violations of any Environmental Law, then Landlord will be entitled to perform its environmental inspection, assessment or audit at any time, notwithstanding the above mentioned annual limitation, and Tenant must reimburse Landlord for the cost or fees incurred for such as Additional Rent.

(vi)     Indemnification. In addition to all other indemnity's provided under this Lease and not in limitation thereof, Tenant agrees to indemnify, defend, protect and hold harmless the Landlord Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys' fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials or breach of any provision of this Subparagraph (vi), in either case resulting from actions caused or permitted by Tenant or a Tenant Party.

(x)     Prohibited Persons and Transactions. Tenant represents and warrants that neither Tenant nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and to the best of Tenant's knowledge, none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entitles are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not Transfer this Lease to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities.

(y)     Time is of the Essence. Time is of the essence with respect to the performance of every provision of this Lease in which performance is a factor.

25.Other Provisions,

(a)     Renewal Option. Tenant shall have the right to renew the Term of this Lease on the terms and conditions set forth in Exhibit D attached hereto.

(b)     Signage. Tenant may install and maintain signage on the exterior of the Building, at its sole cost and expense, subject to Landlord's reasonable consent as to size, materials and location. Such signage must also be approved by all applicable governmental agencies. Any signage installed by Tenant will be removed by Tenant upon expiration of the Term, at Tenant's expense, and any damages to the Building will be repaired by Tenant.

(c)     Access. Subject to the provisions of this Lease, Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week, three hundred sixty-five (365) days per year.

(d)     Parking. Tenant shall have the exclusive right to use the entire above-ground and the entire subterranean parking area of the Premises, without additional charge. For clarification, the parking areas are part of the Premises and accordingly the maintenance and repair obligations of the Lease, among other provisions, apply to the parking areas as well. All motor vehicles (including all contents thereof) shall be parked in the parking areas at the sole risk of Tenant and each other Tenant Party, it being expressly agreed and understood landlord has no duty to insure any of said motor vehicles (or the contents thereof), and Landlord is not responsible for the protection and security of such vehicles. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, LANDLORD SHALL HAVE NO LIABILITY WHATSOEVER FOR ANY PROPERTY DAMAGE.0R LOSS WHICH MIGHT OCCUR ON THE PARKING AREAS OR AS A RESULT OF OR IN CONNECTION WITH THE PARKING OF MOTOR VEHICLESIN ANY OF THE PARKING AREAS.

(e)     Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Premises, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

(f)     Modification of Lease for Landlord's Mortgagee. Should Landlord's Mortgagee require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights or obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) days following a request therefor. In addition, Tenant agrees that unless otherwise set forth in a subordination, nondisturbance and attornment agreement executed by Tenant, Landlord and Landlord's Mortgagee (i) Tenant will comply with any reasonable requirements of Landlord's Mortgagee with respect to the insurance requirements of this Lease, and any conflicting provisions with respect to insurance proceeds in the Mortgage or other loan documents shall control over the provisions of this Lease, (ii) Landlord's Mortgagee will be considered a Landlord Party for the purposes of Tenant's indemnification obligations under this Lease, (iii) if, pursuant to any Mortgage or other loan documents affecting the Premises the Landlord Mortgagee's approval or consent to any action proposed to be taken by Tenant under this Lease which also requires Landlord's consent is required, then Landlord will promptly seek to obtain Landlord's Mortgagee's consent or approval, but if Landlord Mortgagee does not give its consent or approval, Landlord shall be deemed to have reasonably withheld its consent or approval to any such proposed action, and (iv) if any default notices are delivered. to Landlord by Tenant, copies thereof will simultaneously be delivered to Landlord Mortgagee, provided that Tenant is given notice of the address and identity of Landlord's Mortgagee. As of the date of this Lease, Landlord's Mortgagee is Prudential Mortgage Capital Funding, LLC, whose address is 100 Mulberry Street, 8th Floor, Gateway Center Four, Newark, New Jersey 07102, Attention: Structured Loan Program.

(g)     Exhibits. All exhibits and attachments attached hereto, and all rights, duties and obligations of the parties thereunder, are incorporated herein by this reference.

This Lease is executed on the respective dates set forth below, but for reference purposes, this Lease shall be dated as of the date first above written.

LANDLORD:

TC TORREY PINES, LLC, a Delaware limited liability company

By:	TC Torrey Pines Manager, LLC, a Delaware limited liability company, its sole Member

By:	Trammell Crow Company Acquisitions II, L.P., a Delaware limited partnership, its sole Member

By:	Trammell Crow Acquisitions I-II GP, L.P., a Delaware limited partnership, its General Partner

By:	Trammell Crow Acquisitions I-II, Inc., a Delaware corporation, its General Partner

By: /s/ JD Dell
Name: JD Dell
Its:
Dated: 4/27/09

TENANT:

eBIOSCIENCE, INC., a California corporation

By: /s/ Todd R. Nelson
Todd R. Nelson, Chief Executive Officer
Dated: 4-23-09

EXHIBIT A

PLAN OF PREMISES

Exhibit A-1

EXHIBIT B

CONFIRMATION OF COMMENCEMENT DATE

____________________, 2009

1.

Re: Lease Agreement (the "Lease") dated ____________ 2009, between TC TORREY PINES, LLC, a Delaware limited liability company ("Landlord"), and eBIOSCIENCE, INC., a California corporation ("Tenant"). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

Ladies and Gentlemen:

Pursuant to Section 3(a) of the above-referenced Lease, Landlord and Tenant agree as follows:

1.Condition of Premises. Subject to all terms and conditions of the Lease, including Sections 1 and 23, Tenant has accepted possession of the Premises pursuant to the Lease. Any improvements required by the terms of the Lease (if any) to be made by Landlord have been completed to the full and complete satisfaction of Tenant in all respects, and Landlord" has fulfilled all of its duties under the Lease with respect to such improvements. Furthermore, Tenant acknowledges that Landlord has performed all of its obligations to be performed as of the Commencement Date.

2.Commencement Date. The Commencement Date of the Lease is ____________

3.Expiration Date. The Expiration Date of the Lease is _____________

4.Contact Person. Tenant's contact person in the Premises is:

Attention
Telephone:
Telecopy:

5.Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in full force and effect, and (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

6.Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this letter shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this letter and the terms of the Lease, the terms of this letter shall prevail. This letter shall be governed by the laws of the State of California.

Exhibit B-1

Please indicate your agreement to the above matters by signing this letter in the space indicated below and returning an executed original to us.

Sincerely,

LANDLORD:

TC TORREY PINES, LLC, a Delaware limited liability company

By:    TC Torrey Pines Manager, LLC, a Delaware limited liability company, its sole Member

By:     Trammell Crow Company Acquisitions II, L.P., a Delaware limited partnership, its sole Member

By:    Trammell Crow Acquisitions I-II GP, L.P., a
Delaware limited partnership, its General Partner

By:    Trammell Crow Acquisitions I-II, Inc., a Delaware corporation, its General Partner

By:
Name:
Its:
Dated:

Agreed and accepted:

TENANT:

eBIOSCIENCE, INC., a California corporation

By:
Todd R. Nelson, Chief Executive Officer

Exhibit B-2

EXHIBIT C

FORM OF TENANT ESTOPPEL CERTIFICATE

The undersigned is the Tenant under the Lease (defined below) between TC TORREY PINES, LLC, a Delaware limited liability company, as Landlord, and eBIOSCIENCE, INC., a California corporation, as Tenant, for the Premises known as 10240 Science Center Drive, San Diego, California, and hereby certifies as follows:

1.The Lease consists of the original Lease Agreement dated as of __________, 2009, between Tenant" and Landlord and the following amendments or modifications thereto (if none, please state "none"):

The documents listed above are herein collectively referred to as the "Lease" and represent the entire agreement between the parties with respect to the Premises. All capitalized terms used herein but not defined shall be given the meaning assigned to them in the Lease.

2.The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Section 1 above.

3.The Term commenced on _______________ and the Term expires, excluding any renewal options, on ______________ Tenant has _______ options to renew the Term for period of ______________ as set forth in the Lease. Tenant has no option to purchase all or any part of the Premises or the Building or, except as expressly set forth in the Lease, any option to terminate or cancel the Lease.

4.Tenant currently occupies the Premises described in the Lease and Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows (if none, please state "none"):

5.All monthly installments of Basic Rent and all Additional Rent have been paid when due through _______________. The current monthly installment of Basic Rent is _____________ Dollars ($____________)

6.All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, Tenant has not delivered any notice to Landlord regarding a default by Landlord thereunder.

7.As of the date hereof, there are no existing defenses or offsets, or, to Tenant's knowledge, claims or any basis for a claim, that the undersigned has against Landlord and no event has occurred and no condition exists, which, with the giving of notice or the passage of time, or both, will constitute a default under the Lease.
8.No Basic Rent or Additional Rent has been paid more than thirty (30) days in advance (except as and no security deposit has been delivered to Landlord except the sum of Dollars ($____________).

9.If tenant is a corporation, partnership or other business entity, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity in the State of California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

Exhibit C-1

10.There are no actions pending against Tenant under any bankruptcy or similar laws of the United States or any state.

11.Other than in compliance with all applicable Laws and incidental to the ordinary course of the use of the Premises and in full compliance with the provisions of this Lease, Tenant has not used or stored any Hazardous Materials in the Premises.

12.All tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work (if any) have been paid in full.

Tenant acknowledges that this Estoppel Certificate may be delivered to Landlord, Landlord's Mortgagee or to a prospective mortgagee or prospective purchaser, and their respective successors and assigns, and acknowledges that Landlord, Landlord's Mortgagee and/or such prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in disbursing loan advances or making a new loan or acquiring the Premises and that receipt by it of this certificate is a condition of disbursing loan advances or making such loan or acquiring the Premises.

Executed as of _______________________, 200_.

TENANT:

eBIOSCIENCE, INC., a California corporation

By:
Todd R. Nelson, Chief Executive Officer

Exhibit C-2

EXHIBIT D

RENEWAL OPTION

1.Option Right. Landlord hereby grants the Tenant one (1) option (the "Option") to extend the Term for a period of five (5) years (the "Option Term"), on the terms and conditions set forth in this Exhibit D. The Option shall be exercisable only by notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such Notice, (i) no Event of Default (on the part of Tenant) exists under this Lease, (ii) Tenant has not subleased more than fifty percent (50%) of the Premises and is in possession of the Premises (to the extent not subleased), and (iii) there has been no material adverse change in Tenant's financial condition during the prior twelve (12) month period (the foregoing items (i) through (iii) collectively constituting the "Exercise Conditions"). Upon the proper exercise of such Option, and provided that, as of the end of the Term, the Exercise Conditions have all been satisfied, the Term shall be extended for the time period set forth above.

2.Option Rent. The Basic Rent payable by Tenant during the Option Term (the "Option Rent") shall be equal to ninety-five percent (95%) of the "Market Rent" as such Market Rent is determined pursuant to Section 5 below. The calculation of the Market Rent shall be derived from a review of, and comparison to, the ''Net Equivalent Lease Rates" of the "Comparable Transactions", as provided for in Section 5 below, and thereafter, the Market Rent fot the first (1st) Lease Year of the Option Term shall be stated as a "Net Equivalent Lease Rate" for each Lease Year during the Option Term. Notwithstanding the foregoing, the Market Rent shall not be less than the Basic Rent payable during the last month of the initial Term.

3.Exercise of Option. The Option shall be exercised by Tenant, if at all, only in the manner set forth in this Exhibit D. Tenant shall deliver notice (the ''Exercise Notice") to Landlord not more than fifteen (15) months nor less than twelve (12) months prior to the· expiration of the Term, stating that Tenant is exercising its Option. Within ten (10) business days after receipt by Landlord of the Exercise. Notice, Landlord shall deliver to Tenant Notice of Landlord's calculation of the Market Rent (the "Landlord's Option Rent Calculation"). Tenant shall deliver notice (the "Tenant Response Notice") to Landlord on or before the date which is thirty (30) days after Tenant's receipt of Landlord's Option Notice Calculation (the "Tenant Response Date"), stating that (A) Tenant is accepting Landlord's Option Rent Calculation as the Market Rent, or (B) rejecting Landlord's Option Rent Calculation and setting forth Tenant's calculation of the Market Rent (the "Tenant's Option Rent Calculation"). If Tenant does not give notice to Landlord of its election of option (A) or (B) by the Tenant Response Date, Tenant will conclusively be deemed to have elected option (A). Within ten (10) business days of its receipt of the Tenant Response Notice, Landlord may, at its option, accept the Market Rent contained in the Tenant's Option Rent Calculation. If within such time period, Landlord does not affirmatively accept or Landlord rejects the Market Rent specified in the Tenant's Option Rent Calculation, the parties shall follow the procedure, and the Market Rent shall be determined as set forth in Section 4 below.

4.Determination of Market Rent. In the event that neither the Tenant's Option Rent Calculation or the Landlord's Option Rent Calculation are accepted by both Landlord and Tenant, Landlord and Tenant shall attempt to agree upon the Market Rent using reasonable good-faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Landlord's objection or deemed objection to the Tenant's Option Rent Calculation (the "Outside Agreement Date"), then (i) in connection with the Option Rent, Landlord's Option Rent Calculation and Tenant's Option Rent Calculation, each as previously delivered to the other party, shall be submitted to the arbitrators pursuant to this Section 4, and (ii) in connection with any other contested calculation of Market Rent, the parties shall each make a separate determination of the Market Rent and shall submit the same to the arbitrators pursuant to this Section 4. The submittals shall be made concurrently with the selection of the arbitrators pursuant to this Section 4 and shall be submitted to arbitration in accordance with Section 4(a) through 4(f) below, but subject to the conditions, when appropriate, of Section 3 above.

(a)Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker, appraiser or attorney who shall have been active over the five (5) year period ending on the date of such appointment in the leasing (or appraisal, as the case may be) of the Comparable Buildings (as defined herein). The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Market Rent, is the closest to the actual Market Rent as determined by the arbitrators, taking into account the requirements

Exhibit D-1

of Section 2 above. Each such arbitrator shall be appointed within fifteen (15) days after the applicable Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions. The arbitrators so selected by Landlord and Tenant are referred to herein as the "Advocate Arbitrators".

(b)The two Advocate Arbitrators so appointed shall be specifically required within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator ("Neutral Arbitrator") who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators except that neither the Landlord or Tenant or either party's Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior to or subsequent to his or her appearance; provided, however, the Neutral Arbitrator shall be an attorney or a retired judge (as opposed to a real estate broker or appraiser), and such attorney or retired judge shall retain an appraiser (the "Neutral Appraiser") to assist such Neutral Arbitrator (which Neutral Appraiser shall be selected by the Advocate Arbitrators). The Neutral Appraiser shall be retained for the sole purpose of advising and assisting the Neutral Arbitrator, and such Neutral Appraiser shall not have an independent vote as to whether Landlord's or Tenant's submitted Market Rent is closest to the Market Rent. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord's counsel and Tenant's counsel.

(c)The parties shall, in connection with the determination of the Market Rent, enter into an arbitration agreement (the "Arbitration Agreement") which shall set forth the following: (i) each party's final and binding Market Rent determination, (ii) an agreement to be signed by the Neutral Arbitrator, the form of which agreement shall be attached as an Exhibit to the Arbitration Agreement, whereby the Neutral Arbitrator shall agree to undertake the arbitration and render a decision in accordance with the terms of this Lease, as modified by the Arbitration Agreement, (iii) instructions to be followed by the Neutral Arbitrator when conducting such arbitration, which instructions shall be mutually and reasonably prepared by Landlord and Tenant and which instructions shall be consistent with the terms and conditions of this Lease, (iv) that Landlord and Tenant shall each have the right to submit to the Advocate Arbitrator (with a copy to the other party), on or before a date agreed upon by Landlord and Tenant, an advocate statement (and any other information such party deems. relevant) prepared by or on behalf of Landlord and Tenant, as the case may be, in support of Landlord's or Tenant's respective Market Rent determination (the "Briefs"), (v) that within three (3) business days following Landlord's and Tenant's exchange of Briefs, Landlord and Tenant shall each have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party's Brief (the "First Rebuttals"); provided, however, such First Rebuttals shall be limited to the facts and arguments raised in the other party's Brief and shall identify clearly which argument or fact of the other party's Brief is intended to he rebutted, (vi) that within three (3) business days following Landlord's and/or Tenant's receipt of the other party's First Rebuttal, Landlord and Tenant, as applicable, shall have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party's First Rebuttal (the "Second Rebuttals"); provided, however, such Second Rebuttals shall be limited to the facts and arguments raised in the other party's First Rebuttal and shall identify clearly which argument or fact of the other party's First Rebuttal is intended to be rebutted, (vii) the date: time and location of the arbitration, which shall be mutually and reasonably agreed upon by Landlord and Tenant, taking into consideration the schedules of the Neutral Arbitrator, the Neutral Appraiser, and the Advocate Appraisers, which date shall in any event be within fifteen (15) business days following the appointment of the Neutral Arbitrator, (viii) that no discovery shall take place in connection with the arbitration without the prior approval of the Neutral Arbitrator, (ix) that neither the Neutral Arbitrator nor the Neutral Appraiser shall be allowed to undertake an independent investigation or consider any factual information other than presented by Landlord or Tenant (except that the Neutral Arbitrator and the Neutral Appraiser, with representatives from each of Landlord and Tenant, shall have the right to visit the Comparable Buildings), (x) the specific persons that shall be allowed to attend the arbitration, (xi) Tenant shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours ("Tenant's Initial Statements"), (xii) following Tenant's Initial Statement, Landlord shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours ("Landlord's Initial Statements"), (xiii) following Landlord's Initial Statements, Tenant shall have up to two (2) additional hours to present additional arguments and/or to rebut the arguments of Landlord (“Tenant's Rebuttal Statement"), (xiv) following Tenant's Rebuttal Statement, Landlord shall have up to two (2) additional hours to present additional arguments and/or to rebut the arguments of Tenant ("Landlord's Rebuttal Statement"), (xv) that the Neutral Arbitrator shall render a decision ("Award") indicating whether Landlord's or Tenant's submitted Market Rent is closest to the Market Rent as determined by the

Exhibit D-2

Neutral Arbitrator, (xvi) that following notification of the Award, the Landlord's or Tenant's submitted Market Rent determination, whichever is selected by the Neutral Arbitrator as being closest to the Market Rent, shall become the then applicable Market Rent, and (xvii) that the decision of the Neutral Arbitrator shall be binding on Landlord and Tenant.

(d)If either Landlord or Tenant fail to appoint an Advocate Arbitrator within fifteen (15) days after the applicable Outside Agreement Date, either party may file a petition with any court of proper jurisdiction in San Diego County, California, to appoint such Advocate Arbitrator subject to the criteria in Section 4 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.

(e)If the two Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator, then either party may file a petition in any court of proper jurisdiction in San Diego County, California, to appoint the Neutral Arbitrator, subject to criteria in Section 4(a) above, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.

(f)The costs of arbitration shall be shared by Landlord and Tenant equally.

5.Market Rent Analysis. When determining Market Rent, the following rules and instructions shall be followed.

(a)Relevant Factors. The "Comparable Transactions" shall be the "Net Equivalent Lease Rates" per Rentable square foot, at which tenants, are, pursuant to transactions consummated within the period occurring between twenty-four (24) months and twelve (12) months prior to the commencement of the Option Term (provided that if there are not enough Comparable Transactions to make a determination of Market Rent, then such period shall be extended to the period occurring between twenty-four (24) months. and six (6) months prior to the commencement of the Option Term), leasing non-sublease, non-encumbered space comparable in location and quality to the Premises and consisting of not less than 40,000 Rentable square feet for a term of between five (5) and ten (10) years for office/laboratory use, in an arm's-length transaction, which comparable space is located in "Comparable Buildings". The terms of the Comparable Transactions shall be calculated as a "Net Equivalent Lease Rate" pursuant to the terms of this Section 5, and shall take into consideration only the following terms and concessions: (i) the Rental rate and escalations for the Comparable Transactions, (ii) the amount of parking Rent per parking space (if any or the fact that parking is provided without charge) paid in the Comparable Transactions, (iii) Operating Costs and Tax Expense protection granted in such Comparable Transactions such as a base year or expense stop (although for each such Comparable Transaction the base Rent shall be adjusted to a triple net base Rent using reasonable estimates of operating costs and taxes as determined by Landlord for each such Comparable Transaction); (iv) Rental abatement concessions, if any, being granted such tenants in connection with such comparable space, and (v) any all other monetary concessions (including the value of any signage), if any, being granted such tenants in connection with such Comparable Transactions.

(b)Tenant Security. The Market Rent shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant's Rent obligations during the Option Term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants, and giving reasonable consideration to Tenant's prior performance history during the Lease Term).

(c)Comparable Buildings. For purposes of this Lease, the term "Comparable Buildings" shall mean first-class, single-tenant buildings comparable to the Premises in terms of (based upon the date of completion of construction or major renovation), design characteristics, quality of construction, level of services and amenities, size and appearance, availability to lease the entire building and parking areas and are located in the San Diego, California area (the "Comparable Area").

Exhibit D-3

(d)Methodology For Reviewing And Comparing The Comparable Transactions. In order to analyze the Comparable Transactions based on the factors to be considered in calculating Market Rent, and given that the Comparable Transactions may vary in terms of length or term, Rental rate, concessions, etc., the following steps shall be taken into consideration to "adjust" the objective data from each of the Comparable Transactions. By taking this approach, a "Net Equivalent Lease Rate" for each of the Comparable Transactions shall be determined using the following steps to adjust the Comparable Transactions, which will allow for an "apples to apples" comparison of the Comparable Transactions.

(i)    The contractual Rent payments for each of the Comparable Transactions should be arrayed monthly or annually over the lease term. All Comparable Transactions should be adjusted to simulate a net Rent structure, wherein the tenant is responsible for the payment of all property operating expenses in a manner consistent with this Lease. This results in the estimate of Net Equivalent Rent received by each landlord for each Comparable Transaction being expressed as a periodic net Rent payment.

(ii)     Any free Rent or similar inducements received over time should be deducted in the time period in which they occur, resulting in the net cash flow arrayed over the lease term.

(iii)     The resultant net cash flow from the lease should be then discounted (using a reasonable discount rate that is reflective of market conditions at the time) to the lease commencement date, resulting in a net present value estimate.

(iv)     From the net present value, up front inducements (improvements allowances and other concessions) and leasing commissions should be deducted. These items should be deducted directly, on a "dollar for dollar" basis, without discounting since they are typically incurred at lease commencement, while Rent (which is discounted) is a future receipt.

(v)     The net present value should then be amortized back over the lease term as a level monthly or annual net Rent payment using the same annual discount rate used in the present value analysis. This calculation will result in a hypothetical level or even payment over the option period, termed the ''Net Equivalent Lease Rate" (or constant equivalent in general financial terms).

(e)Use Of Net Equivalent Lease Rates For Comparable Transactions. The Net Equivalent Lease Rates for the Comparable Transactions shall then be used to reconcile, in a manner usual and customary for a real estate appraisal process, to a conclusion of Market Rent which shall be stated as a Net Equivalent Lease Rate applicable to each Lease Year of the Option Term.

Exhibit D-4

EXHIBIT E

APPROVED VENDORS LIST

1. Sundown Lighting & Electrical
2. JJJ Enterprises
3. Reliable Elevator
4. Universal Protection Service
5. Water Systems Services Company
6. eBioscience Facilities Department
7. Pacific Rim
8. PureTec
9. Tridnet
10. X Controls
11. Amtech
12. Qualtec
13. Cintas
14. ISS: Janitorial Service
15. CCS California Commercial Services
16. Valley Power
17. Miguel Perez: Landscaping
18. County Burner
19. Schmidt Fire Protection
20. Waste Management
21. DenCoy, Inc. dba A+ Window Cleaning
22. Pestgon Inc.
23. Paragon Services
24. Cannon Pacific
25. The Brickman Group
26. Lot Management

Exhibit E-1

EXHIBIT F

LEASED PERSONAL PROPERTY

1) All security computers located in room #1000A

2) All tables in ground floor conference room #1020

3) All computer racks located in room # 103 8

4) All communication racks located in room #1028, 1013,2009

5) UPS unit located in room #1012

6) Refrigerators located in rooms #1011, 1083,2038

7) Two Conference room screens located in room #2001*

8) All white boards and cork boards located throughout the building in various offices

* Note: There is one missing conference room screen (in a different room) which will be replaced by Landlord, at its sole expense, prior to the Commencement Date.

Exhibit F-1